                                                                    EXHIBIT 99.1

 SELECTED FINANCIAL DATA

     The following selected consolidated financial data for EMCORE's five most recent fiscal years ended September 30, 2003 is qualified by reference to and should be read in conjunction with the Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Annual Report. The Statement of Operations data set forth below with respect to fiscal years 2003, 2002 and 2001 and the Balance Sheet data as of September 30, 2003 and 2002 are derived from EMCORE's audited financial statements included elsewhere in this document. The Statement of Operations data for fiscal years 2000 and 1999 and the Balance Sheet data as of September 30, 2001, 2000 and 1999 are derived from audited financial statements not included herein. All share amounts have been restated to reflect EMCORE's two-for-one (2:1) common stock split that was effective on September 18, 2000.

     Significant transactions that affect the comparability of EMCORE's operating results and financial condition:

o In March 2002, EMCORE acquired Tecstar for a total cash purchase price, including related acquisition costs, of approximately $25.1 million. The results of operations from this acquisition have been included in EMCORE's consolidated results of operations from the acquisition closing date.

o In fiscal 2002, EMCORE recorded pre-tax charges to income totaling $40.7 million, which included restructuring and impairment charges of $31.6 million and other charges of $9.1 million, as described below:

     1. Include in the provision for restructuring and impairment charges were severance charges of $0.8 million related to employee termination costs.

     2. EMCORE also recorded $30.8 million of non-cash impairment charges related to its fixed assets.

     3. EMCORE recorded a $7.7 million inventory write-down charge to cost of revenue and a $1.4 million additional reserve for doubtful accounts.

o In January 2003, EMCORE purchased Ortel, for $26.2 million in cash. The results of operations from this acquisition have been included in EMCORE's consolidated results of operations from the acquisition closing date.



(IN THOUSANDS)                                                         AS OF SEPTEMBER 30,
                                                  --------------------------------------------------------------
                                                      2003         2002         2001        2000        1999
                                                   ---------     --------    ---------  ----------  ----------
BALANCE SHEET DATA
-------------------
    Cash, cash equivalents and marketable
      securities .............................       $28,439       $84,181     $147,661    $101,745      $7,165
    Working capital...........................        77,464       111,825      201,215     111,575      20,690
    Total assets..............................       232,439       285,943      403,553     243,902      99,611
    Long-term liabilities.....................       161,791       175,087      175,046       1,284       9,038
    Redeemable convertible preferred stock....             -             -            -           -      14,193
    Shareholders' equity......................       $44,772       $81,950     $197,127    $199,322     $61,623

                                                                    FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                           2003         2002         2001         2000         1999
                                                        ---------    ---------    ---------    ---------    ---------
                                                      (as restated(1)                                     (as restated)(2)
Revenue .............................................   $  60,284    $  51,236    $  53,473       38,718       13,864
Cost of revenue .....................................      61,959       62,385       41,784       23,526        6,636
                                                        ---------    ---------    ---------    ---------    ---------
                   Gross (loss) profit ..............      (1,675)     (11,149)      11,689       15,192        7,228

Operating expenses:
   Selling, general and administrative ..............      21,637       15,659       15,714       12,115        8,033
   Goodwill amortization ............................        --           --          1,147        4,392        4,393
   Research and development .........................      17,002       30,580       42,204       27,200       16,339
   Impairment and restructuring .....................        --         31,636         --           --           --
                                                        ---------    ---------    ---------    ---------    ---------
       Total operating expenses .....................      38,639       77,875       59,065       43,707       28,765
                                                        ---------    ---------    ---------    ---------    ---------
         Operating loss .............................     (40,314)     (89,024)     (47,376)     (28,515)     (21,537)

Other expenses (income):
   Interest income ..................................      (1,009)      (2,865)      (5,222)      (4,925)        (752)
   Interest expense .................................       8,288        8,936        3,240          346        1,622
   (Gain) loss from debt extinguishment .............      (6,614)        --           --           --          1,334
   Other expense (income) ...........................        --         14,388      (15,920)        --           --
   Imputed warrant interest expense .................        --           --           --            843        1,136
   Equity in net loss of unconsolidated affiliates ..       1,228        2,706       12,326       13,265        4,997
                                                        ---------    ---------    ---------    ---------    ---------
       Total other expenses (income) ................       1,893       23,165       (5,576)       9,529        8,337
                                                        ---------    ---------    ---------    ---------    ---------
         Loss from continuing operations ............     (42,207)    (112,189)     (41,800)     (38,044)     (29,874)

         Income (loss) from discontinued operations .       3,682      (17,572)      33,158       12,559        7,185
                                                        ---------    ---------    ---------    ---------    ---------
         Net loss before cumulative effect of
         a change in accounting principle............     (38,525)    (129,761)      (8,642)     (25,485)     (22,689)

         Cumulative effect of a change in accounting
         principal ..................................         --           --        (3,646)          --           --
                                                        ---------    ---------    ---------    ---------    ---------
         Net loss ...................................   $ (38,525)   $(129,761)   $ (12,288)   $ (25,485)   $ (22,689)
                                                        ---------    ---------    ---------    ---------    ---------
PER SHARE DATA:
Weighted average basic and diluted shares outstanding
used in per share calculations ......................      36,999       36,539       34,438       31,156       21,180
                                                        ---------    ---------    ---------    ---------    ---------
Loss from continuing operations per basic and diluted
share ...............................................   $   (1.14)   $   (3.07)   $   (1.21)   $   (1.22)   $   (1.41)

Income (loss) from discontinued operations per basic
and diluted share ...................................   $    0.10    $   (0.48)   $    0.96    $    0.40    $    0.34

Cumulative effect of change in accounting principle
per basic and diluted share .........................   $     --     $     --     $   (0.11)   $     --     $     --
                                                        ---------    ---------    ---------    ---------    ---------
Net loss per basic and diluted share ................   $   (1.04)   $   (3.55)   $   (0.36)   $   (0.82)   $   (1.07)
                                                        =========    =========    =========    =========    =========


(1)  See Note 19 of the Notes to Consolidated Financial Statements.

(2) Upon adoption of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, EMCORE had reclassed the (gain) loss on the early extinguishment of debt to a component of operating expenses. EMCORE, after consultation with its auditors, has subsequently determined that the loss on early extinguishment of debt should have been reported as a component of other expense. Accordingly, the selected financial data for the year ended September 30, 1999 has been restated to correct the classification of this item.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report contains forward-looking statements that involve risks and uncertainties. These statements relate to our future markets, trends and anticipated levels of revenue, gross margins, cash flow and future objectives, expectations and intentions. These statements may be identified by the use of words such as "expects", "anticipates", "intends", "plans", "estimate", "target", "may", "will" and other similar expressions. These forward-looking statements are subject to business, economic and other risks and uncertainties, and actual results may differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed under "Risk Factors" and "Forward-Looking Statements" in our Fiscal 2003 Annual Report on Form 10-K.. The cautionary statements made in this report should be read as being applicable to all forward-looking statements wherever they appear in this report. This discussion should be read in conjunction with the Consolidated Financial Statements, including the related footnotes.

As discussed in Note 19 to the Notes to the Consolidated Financial Statements, "Restatement of Statement of Operations," the consolidated statement of operations for the year ended September 30, 2003 has been restated to change the classification of the gain on debt extinguishment. Such restatement does not change our balance sheet or statement of cash flows and has no effect on the previously reported net loss, earnings per share or net worth. Amounts affected by this restatement included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" have been appropriately revised.

Company Overview

        EMCORE Corporation, a New Jersey corporation established in 1984, offers a broad portfolio of compound semiconductor-based components and subsystems for the rapidly expanding broadband and wireless communication markets and the solid-state lighting industry. EMCORE continues to expand its comprehensive product portfolio to enable the transport of voice, data and video over copper, hybrid fiber/coax (HFC), fiber, satellite and wireless communication networks. The company is building upon its leading-edge compound semiconductor materials and device expertise to provide cost-effective components and subsystems for the cable television (CATV), telecommunications, data and storage, satellite and wireless communications markets. EMCORE supports these end markets through its EMCORE Fiber Optics, EMCORE Photovoltaics and EMCORE Electronic Materials and Devices product lines. Through its 49% ownership participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation LED technology for use in the general illumination market.

        On November 3, 2003, EMCORE sold its TurboDisc systems business to a subsidiary of Veeco Instruments Inc. (Veeco) in a transaction that could be valued at up to $80.0 million. The purchase price was $60.0 million in cash at closing with an additional aggregate maximum payout of $20.0 million over the next two years. EMCORE will receive in cash 50% of all revenues from this business that exceeds $40.0 million in each of the next two years, beginning January 1, 2004. In accordance with the terms of the agreement, EMCORE also received an additional $2.0 million in cash for working capital adjustments and expense reimbursements. This transaction included the assets, products, product warranty liabilities, hardware-related technology and intellectual property used primarily in the operation of this business, including its manufacturing facility located in Somerset, New Jersey. Approximately 150 employees of EMCORE were involved in the TurboDisc business of which approximately 120 became employees of Veeco. The results of operations of the TurboDisc systems business are reported separately as discontinued operations in our consolidated statements of operations. See footnote - 2 Discontinued Operations.

         Management believes that the sale of the capital equipment business was a critical step in reorienting EMCORE's market and product focus. The capital equipment business enabled the Company to develop the critical materials science expertise that has become the cornerstone of its compound semiconductor based communications products and our sole business focus. EMCORE retained a license to all systems related intellectual property and ownership of all its process and device technology. Moreover, the sale of the TurboDisc business strengthened EMCORE's balance sheet and helped provide the resources necessary to implement its communications strategy.

         Prior to this divestiture, EMCORE had two reportable operating segments: the systems segment and the components and subsystems segment. As a result of this divestiture, EMCORE now has one reportable operating segment, the components and subsystems segment. This segment is comprised of our Fiber Optics, Photovoltaics and Electronic Materials and Devices product lines. EMCORE's Fiber Optics product line supports our CATV, telecommunications, data and storage and Satcom target markets. Specific products for this communications-related product line include optical components and subsystems for CATV and FTTx, VCSEL and PIN photodiodes components, 10G LX4, CX4, TOSA, ROSA packaged parts and modules, and Satcom transmitter and receiver components. EMCORE's Photovoltaic revenues are derived primarily from the sales of solar power conversion products including solar cells, covered interconnect solar cells (CICs) and solar panels. Revenues from the Electronic Materials and Devices product line include wireless products, such as RF materials including HBTs and enhancement-mode pHEMTS, and also MR sensors and process development technology.

        The table below outlines revenues from EMCORE's different product lines:

--------------------------------------------------------------------------------------------------------------------------
(in thousands)

PRODUCT REVENUE                                    FY 2003     % of          FY 2002       % of      FY 2001     % of
FOR THE FISCAL YEARS ENDED SEPTEMBER 30,                       revenue                    revenue                revenue
--------------------------------------------------------------------------------------------------------------------------
     Photovoltaics............................     $18,196      30.2%        $23,621       46.1%    $20,206    37.8%
     Fiber Optics...........                        32,658      54.2%          9,077       17.7%     13,606    25.4%
     Electronic Materials and Devices.........       9,430      15.6%         18,538       36.2%     19,661    36.8%
                                                 -------------------------------------------------------------------------
            Total revenues....................     $60,284     100.0%        $51,236      100.0%    $53,473    100.0%
--------------------------------------------------------------------------------------------------------------------------

        In January 2003, EMCORE acquired Ortel, which contributed approximately $23.6 million of fiber optic revenues in fiscal year 2003.

CUSTOMERS AND GEOGRAPHIC REGION

        EMCORE works closely with its customers to design and develop process technology and material science expertise for use in production systems for its customers' end-use applications. EMCORE has leveraged its process and materials science knowledge base to manufacture a broad range of compound semiconductor wafers and devices. During fiscal 2003 Motorola Inc. accounted for 13.6% of total revenue. In fiscal 2002, revenues from Motorola Inc., Boeing, and Loral Space Systems represented 22.0%, 14.9%, and 13.7% of EMCORE's total revenue, respectively. In fiscal 2001, revenues from Loral Space Systems, Motorola Inc., and Agilent Technologies represented 27.9%, 18.5%, and 10.9% of EMCORE's total revenue, respectively.


         Historically, EMCORE has received most payments for products and services in U.S. dollars, and therefore, EMCORE does not anticipate that fluctuations in any currency will have a material effect on its financial condition or results of operations. The following chart contains a breakdown of EMCORE's consolidated revenues by geographic region:


                                           For the fiscal years ended September 30,
---------------------------------------------------------------------------------------------------------
        Region                       2003                       2002                       2001
---------------------------------------------------------------------------------------------------------
(in thousands)             Revenue  % of revenue        Revenue  % of revenue       Revenue  % of revenue
                           -------  ------------        -------  ------------       -------  ------------

 United States.            $44,136       73.2%          $42,983      83.9%          $41,765      78.1%
  Asia.............          9,018       15.0%            3,638       7.1%            6,295      11.8%
  Europe...........          7,130       11.8%            4,615       9.0%            5,413      10.1%
---------------------------------------------------------------------------------------------------------
          TOTAL...         $60,284       100%           $51,236       100%          $53,473       100%
                           =======       ====           =======       ====          =======       ====


Sales to the United States include sales to Canada and South America, which have not, historically, been material.


BACKLOG


         As of September 30, 2003, EMCORE had a backlog from continuing operations believed to be firm of approximately $33.1 million. This compares to a backlog from continuing operations of $19.3 million as reported at the end of fiscal 2002. Half of the increase in backlog was attributable to the Ortel acquisition. Historically, significant portions of our revenue are not reported in backlog since our customers have reduced lead times. Many of these sales occur within the same month as the purchase order is received. We believe the entire backlog could be filled during fiscal 2004. However, especially given the current market environment, customers may delay shipment of certain orders. Backlog also could be adversely affected if customers unexpectedly cancel purchase orders accepted by us.

CRITICAL ACCOUNTING POLICIES


        The preparation of financial statements requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from those estimates. Critical accounting policies include those policies that are reflective of significant judgments and uncertainties, which potentially could produce materially different results under different assumptions and conditions. The significant accounting policies that we believe are the most critical to the understanding of reported financial results include the following.

o Valuation of long-lived assets and intangible assets -- EMCORE reviews long-lived assets and intangible assets on an annual basis or whenever events or changes in circumstances suggest that they may be impaired. A long-lived asset is considered impaired when its anticipated undiscounted cash flow is less than its carrying value. In making this determination, EMCORE uses certain assumptions, including, but not limited to: (a) estimates of the fair market value of these assets, and (b) estimates of future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service that assets will be used in our operations and estimated salvage values.

     During fiscal 2002, we determined certain plant and equipment was impaired and as a result, we recorded impairment charges of $30.8 million. By December 2001, EMCORE completed new facilities in anticipation of expanding market prospects. Business forecasts updated in fiscal 2002 indicated significantly diminished prospects, primarily based on the downturn in the telecommunications industry. As a result of these circumstances, management determined that the long-lived assets should be assessed for impairment. Based on the outcome of this assessment, EMCORE recorded a $23.5 million non-cash asset impairment charge to plant and equipment. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows to be generated by its facilities. The remainder of the impairment charge totaling $7.3 million related to certain manufacturing assets that were disposed of. Such decision was made based upon the downturn in the economic environment that affected certain product lines causing these manufacturing assets to become idle.

o Inventories -- Inventories are stated at the lower of cost or market with cost being determined using the first-in, first-out (FIFO) method. We evaluate our ending inventories on a quarterly basis for excess quantities, impairment of value and obsolescence. This evaluation includes analysis of sales levels by product and projections of future demand based upon input received from our customers, sales team and management estimates. If inventories on hand are in excess of demand, or if they are greater than 12-months old, appropriate reserves are provided. Remaining inventory balances are adjusted to approximate the lower of our manufacturing cost or market value. If future demand or market conditions are less favorable than our estimates, additional inventory write-downs may be required.

     In fiscal 2002, EMCORE recorded a $7.8 million inventory charge. The inventory charge was for excess raw material and finished goods inventory that EMCORE believed it was carrying as a result of market conditions. In fiscal 2003, EMCORE recorded a $2.0 million inventory charge related to its fiber optic product line. The write-down was attributable to certain transceiver devices that were later determined to be non-saleable because of design deficiencies.

o Revenue Recognition-- Revenue is recognized upon shipment provided we have received a signed purchase order, the price is fixed, the product meets the customers' specifications, title and ownership have transferred to the customer and there is reasonable assurance of collection of the sales proceeds. The majority of our products have shipping terms that are FOB or FCA shipping point. The difference between FOB and FCA is that under FCA terms, the customer designates a shipping carrier of choice to be used. Under both terms, we fulfill the obligation of delivery when the goods are handed over to the carrier at our shipping dock. If inventory is maintained at a consigned location, revenue is recognized when our customer pulls product for its use.

     As a result of the Tecstar acquisition in 2002, EMCORE records revenues from solar panel contracts using the percentage-of-completion method where the elapsed time from award of a contract to completion of performance tends to exceed 6 months. Revenue is recognized in proportion to actual costs incurred compared to total anticipated costs expected to be incurred for each contract. If estimates of costs to complete long-term contracts indicate a loss, a provision is made for the total loss anticipated. EMCORE has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. EMCORE uses all available information in determining dependable estimates of the extent of progress towards completion, contract revenues and contract costs.

     Estimates are revised as additional information becomes available. During fiscal 2003, EMCORE recorded approximately $0.2 million in anticipated losses on certain long-term contracts.

     Contract revenue represents reimbursement by various U.S. Government entities to aid in the development of new technology. The contract funding may be based on either a cost-plus or a cost-share arrangement. Cost-plus funding is determined based on actual costs plus a set percentage margin. For the cost-share contracts, the actual costs relating to the activities to be performed by us under the contract are divided between the U.S. Government and us based on the terms of the contract. The government's cost share is then paid to us. A contract is considered complete when all significant costs have been incurred, and the research reporting requirements to the customer have been met. The contracts typically require the submission of a written report that documents the results of such research, as well as some material deliverables. The revenue and expense classification for contract activities is based on the nature of the contract. For contracts where we anticipate that funding will exceed direct costs over the life of the contract, funding is reported as contract revenue and all direct costs are reported as costs of contract revenue. For contracts under which we anticipate that direct costs of the activities subject to the contract will exceed amounts to be funded over the life of the contract, costs over and above the funded amount are reported as research and development expenses. Revenues from Government contracts amounted to approximately $5.2 million, $3.3 million and $2.5 million for the years ended September 30, 2003, 2002 and 2001, respectively.

     In rare occurrences, at the customer's written request, EMCORE enters into bill and hold transactions whereby title transfers to the customer, but the product does not ship until a specified later date. EMCORE recognizes revenues associated with the sale of product from bill and hold arrangements when the product is complete, ready to ship, and all bill and hold criteria have been met.

o Accounts Receivable -- EMCORE regularly evaluates the collectibility of its accounts receivable and accordingly maintains allowances for doubtful accounts for estimated losses resulting from the inability of our customers to meet their financial obligation to us. If the financial condition of our customers were to deteriorate, additional allowances may be required.

o Accruals for Liabilities and Warranties -- EMCORE may incur costs for which we have not been billed. These costs can include legal and accounting fees, costs pertaining to our self-funded medical insurance, warranty costs and other expenses. EMCORE makes estimates for these costs using historical data or information gained directly from the service providers.

     The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto included in this Current Report on Form 8-K/A which contain a discussion of our accounting policies and other disclosures required by accounting principles generally accepted in the United States.

RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. FIN 45 also requires enhanced and additional disclosures of guarantees in financial statements ending after December 15, 2002. As discussed in the footnotes to the financial statements, EMCORE has guaranteed a loan associated with its GELcore joint venture.

         In January 2003, the FASB issued Interpretation No. 46 Consolidation of Variable Interest Entities. This interpretation defines when a business must consolidate a variable interest entity. This interpretation applies immediately to variable interest entities created or acquired after January 31, 2003. The Company is not a party to any arrangements with variable interest entities and thus the adoption of this statement did not have a material impact on the Company's consolidated financial statements. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 ("Revised Interpretation") in multiple effective dates based on the nature as well as the creation date of the variable interest entity. The adoption of the Revised Interpretation did not have a material effect on the Company's financial statements.

         In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is to be applied prospectively to contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. Adoption of this statement did not have a material impact on the financial position, results of operations, or cash flows of EMCORE.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities, Equity, or Both. This limited scope statement prescribes changes to the classification of mandatorily redeemable preferred stock, preferred securities of subsidiary trusts and the accounting for forward purchase contracts issued by a company in its own stock among other issues. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety and requires all preferred securities of subsidiary trusts to be classified as debt on the consolidated balance sheet and the related dividends as interest expense. The Company adopted the provisions of SFAS No. 150, including the deferral of certain effective dates as a result of the provisions of FASB Staff Position 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.


Results of Operations

        The following table sets forth the consolidated statements of operations data of EMCORE expressed as a percentage of total revenues for the fiscal years ended September 30, 2003, 2002 and 2001:

        STATEMENTS OF OPERATIONS DATA:                   FISCAL YEARS ENDED SEPTEMBER 30,

                                                        2003          2002           2001
                                                       ------        ------         ------
Revenue ...........................................     100.0%        100.0%         100.0%
Cost of revenue ...................................     102.8%        121.8%          78.1%
                                                       ------        ------         ------
         Gross (loss) profit ......................      (2.8)%       (21.8)%         21.9%

Operating expenses:
   Selling, general and administrative ............      35.9%         30.6%          29.4%
   Goodwill amortization ..........................        --            --           2.1%
   Research and development .......................      28.2%         59.7%          78.9%
   Impairment and restructuring ...................        --          61.7%            --
                                                       ------        ------         ------
       Total operating expenses ...................      64.1%        152.0%         110.4%
                                                       ------        ------         ------
         Operating loss ...........................     (66.9)%      (173.8)%        (88.5)%

Other expenses (income):
   Interest expense (income), net .................      12.1%         11.8%          (3.7)%
   Gain from debt extinguishment ..................     (11.0)%          --             --
   Other expense (income) .........................        --          28.1%         (29.8)%
   Equity in net loss of unconsolidated affiliates        2.0%          5.3%          23.1%
                                                       ------        ------         ------
       Total other expenses (income) ..............       3.1%         45.2%         (10.4)%
                                                       ------        ------         ------
         Loss from continuing operations ..........     (70.0)%      (219.0)%        (78.1)%

         Income (loss) from discontinued operations       6.1%        (34.3)%         62.0%
                                                       ------        ------         ------
         Net loss before cumulative effect of a
            change in accounting principle              (63.9)%      (253.3)%        (16.1)%

         Cumulative effect of a change in
            accounting principle ..................       --            --            (6.8)%
                                                       ------        ------         ------
         Net loss .................................     (63.9)%      (253.3)%        (22.9)%
                                                       ------        ------         ------

 COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 2003 AND 2002

        Revenue. EMCORE's consolidated revenue increased $9.1 million or 18% to $60.3 million in fiscal 2003 from $51.2 million in fiscal 2002. Higher revenue was primarily attributable to the Ortel acquisition, which contributed $23.6 million since being acquired in January 2003. International sales accounted for 27% of revenues in fiscal 2003 and 16% of revenues in fiscal 2002.

       On a product line basis, sales of fiber optic components and subsystems devices increased $23.6 million or 260%, photovoltaic products decreased $5.4 million or 23% and electronic materials and devices decreased $9.1 million or 49% from the prior year.

     EMCORE's Fiber Optics product line supports our CATV, telecommunications, data and storage and Satcom target markets. Revenues from VCSEL die and chip products, packaged products that include TOSA, ROSA and transceiver module level products were $9.1 million for both fiscal 2003 and 2002. On a quarterly basis, fiscal 2003 digital fiber optic revenues were $2.3 million, $2.6 million, $3.0 million and $1.2 million. Sales of digital products represented 15% and 18% of EMCORE's total revenues in fiscal 2003 and 2002, respectively. In fiscal 2003, VCSEL die and chip sales prices on average decreased slightly due to increasing price competitiveness in the marketplace, however, an increase in the number of units shipped helped to maintain revenue levels. In the fourth quarter of fiscal 2003, the die and chip product line experienced cancellations of significant orders from certain customers due to a perceived quality problem that was clarified and resolved in October 2003. Also, during the fourth quarter of fiscal 2003, EMCORE experienced product returns related to certain transceiver module products. The transceiver devices were later determined to be non-saleable because of design deficiencies and $2.0 million of inventory costs associated with the products were written-off during the period. In October 2003, EMCORE purchased Molex's 10G Ethernet transceiver business.

     Fiber optic products acquired through the Ortel acquisition primarily consist of fiber optic transmitter and receiver CATV products, Satcom transmission links and PON and FTTx systems. On a quarterly basis, beginning with the second quarter, Ortel's revenues were $7.1 million, $8.2 million and $8.2 million. Sales of Ortel's products represented 39% of EMCORE's total revenues in fiscal 2003. Recently, cable operators and traditional telephone service providers have been competing with each other to offer the lowest price for unlimited "triple play" (voice, data and video) communications through one cable. As the market leader in RF transmission over fiber for the cable industry, Ortel is enabling Multi-System Operators (MSO's) to offer "triple play" to meet the exploding demand for on-demand, high-speed interactive and other new services. In response to the "triple play" threat from MSOs, the Regional Bell operating companies (RBOCs) also plan to offer "triple play" service over new deployment of fiber-to-the-premise systems. These growing applications should increase demand for FTTx subsystems which are manufactured and marketed by our Ortel division.

     Photovoltaic revenues include the sale of epi wafers, solar cells, covered interconnect solar cells (CICs) and solar panels. Fiscal 2003 photovoltaic revenues decreased to $18.2 million from $23.6 million in fiscal 2002. The annual decrease is attributable to prior period weakness in satellite infrastructure spending, delays in government program launch schedules, sales price erosion on solar cell products and the delay of two significant solar contracts which have since been awarded to EMCORE. On a quarterly basis, fiscal 2003 photovoltaic revenues were $5.1 million, $5.2 million, $3.0 million and $4.9 million. Photovoltaic sales fluctuate quarterly due to the timing of large shipments or completion of significant research contracts. Sales in the photovoltaic group represented 30% and 46% of EMCORE's total revenues in fiscal 2003 and 2002, respectively. The worldwide satellite industry has seen substantial improvement in late 2003, with awards increasing more than 300% from 5 in 2002 to 17 thus far in 2003. In addition, the industry has seen consolidation into more financially stable institutions. For example, Intelsat Ltd. has agreed to purchase the North American satellites of satellite maker and operator Loral Space & Communications Ltd. As a result, we are seeing progress toward the satellite industry developing into a communications backbone for video, voice and data.

     Sales of electronic materials and devices, which include RF materials and MR sensors, decreased to $9.4 million in fiscal 2003 from $18.5 million in fiscal 2002 due to a significant decline in orders from Motorola. EMCORE broadened its relationship with Motorola by entering into an agreement to co-develop and transition into production certain RF materials. In light of the fact that Motorola has now developed the capacity to supply a portion of their needs internally and due to the delayed introduction of InGaP HBTs into GSM handsets, annual RF materials related revenues have decreased significantly. On a quarterly basis, fiscal 2003 revenues from electronic materials and devices were $2.0 million, $2.0 million, $2.7 million and $2.7 million. This market is highly competitive, raw materials are extremely expensive and average selling prices have been declining over the past several years. Annual revenues from our mature MR sensors product line decreased $0.7 million from the prior year as a result of the phase out of certain automotive models at General Motors. Our contract with General Motors expires in fiscal 2004.

        Government contract revenue represents reimbursement by various U.S. Government entities to aid in the development of new technology. Revenue from government contracts increased $1.9 million to $5.2 million in fiscal 2003 from $3.3 million in fiscal 2002. With increased government focus on energy conservation, national security and fiber optic communications, we expect revenues from government contracts to increase significantly in fiscal 2004.

        Government contract revenues are included in the product line related to the work being performed. In fiscal 2003, $2.7 million and $2.5 million of government contract revenue was included in our photovoltaic and electronic materials and devices revenue, respectively. In fiscal 2002, $1.5 million and $1.8 million of government contract revenue was included in our photovoltaic and electronic materials and devices revenue, respectively.

        Gross Profit (Loss). Gross profit increased $9.4 million to ($1.7) million in fiscal 2003 from ($11.1) million in fiscal 2002. Compared to the prior year, gross margins increased from (21.8%) to (2.8%). During the second quarter of fiscal 2002, EMCORE recorded a $7.7 million inventory charge. The inventory charge was for excess raw material and finished goods inventory that EMCORE believed it was carrying as a result of market conditions. As revenues increase, our margins should increase as well since a significant portion of our facility costs is fixed, so higher throughput should result in lower costs per unit produced. Fiscal 2004 gross margins should also increase as product lines are transferred to contract manufacturers for high volume production and as management implements additional programs to improve manufacturing process yields. Management does expect gains in gross margins to be somewhat offset by lower sales prices due to competitive pricing pressures.

        The most significant factor contributing to these negative gross margins is unabsorbed overhead costs associated with lower revenues. EMCORE has a significant amount of fixed expenses relating to capital equipment and manufacturing overhead in its facilities. By December 2001, EMCORE's manufacturing facilities were expanded and placed into service with the anticipation of expanding market prospects. Lower than forecasted revenues caused these fixed expenses to be allocated across reduced production volumes, adversely affecting gross profit and margins. In addition, as mentioned above, a $7.7 million inventory charge was recorded in fiscal 2002. During the fourth quarter of fiscal 2003, EMCORE recorded approximately $0.2 million in anticipated losses on certain long-term photovoltaic contracts. On a quarterly basis, gross margins were (28.0%), (5.0%), 3.7% and 6.8%. This quarterly improvement is associated with increased volumes, changes in product mix and fewer manufacturing inefficiencies associated with newer product introductions. With the expectation that fiscal 2004 revenues will increase 50% annually, we expect gross profit and margins to continue to improve.

        Selling, General and Administrative. Selling, general and administrative expenses (SG&A) increased $5.9 million or 38% to $21.6 million in fiscal 2003 from $15.7 million in fiscal 2002. As a percentage of revenue, SG&A increased from 31% in fiscal 2002 to 36% in 2003. The Ortel acquisition added approximately $5.0 million of SG&A in fiscal 2003. Assuming no further non-recurring charges and acquisitions, management expects annual SG&A expenses in fiscal year 2004 to continue to decrease as a percentage of revenue.

        Research and Development. Research and development expenses (R&D) decreased $13.6 million or 44% to $17.0 million in fiscal 2003 from $30.6 million in fiscal 2002. As a percentage of revenue, R&D decreased from 60% in fiscal 2002 to 28% in 2003. The Ortel acquisition added approximately $4.2 million of R&D in fiscal 2003. The decrease in R&D was mostly due to the deferral or elimination of certain non-critical research and development projects and headcount reductions. It is also attributable to our photovoltaic customers, who in response to a depressed satellite industry, prefer to use previously qualified solar cells instead of newly developed more efficient product. However, in fiscal 2004, with the recent increase in satellite builds, management's increased focus to improve manufacturing yields and the encouraging prospects of terrestrial concentrators for our InGaP/GaAs/Ge triple junction solar cells, we expect photovoltaic R&D to increase in absolute dollars in fiscal 2004 but also continue to decrease as a percentage of revenues. For the fiber optic group, R&D is expected to be approximately $8.0 million in fiscal 2004. During fiscal 2003, this group incurred significant R&D on the development of the LX4 CWDM fiber optic communications transceiver module. In the first half of fiscal 2004, the fiber optic group is expected to complete the development of
(a) SmartLink, a 10 Gb/s patent-protected media converter solution that uses fiber optics to extend the current copper socket throughout the data center or central office to up to 300 meters; (b) CX4, a product similar to LX4 except that is uses a copper cable connection instead of fiber optics; and (c) 10 Gb/s TOSAs and ROSAs packaged parts. Ortel's R&D is expected to be approximately $7.2 million in fiscal 2004. Ortel's R&D focus is on the continued development of PONs, FTTC and FTTH systems that will provide even greater bandwidth, better performance and increased reliability to homes and businesses.

        Impairment and Restructuring Charges. In fiscal 2002, EMCORE recorded pre-tax charges to income totaling $31.6 million, which included impairment charges of $30.8 million, and restructuring charges of $0.8 million.

        Impairment charges: As discussed earlier in the critical accounting policies section, EMCORE recorded $30.8 million of non-cash impairment charges related to its property and equipment in the second quarter of fiscal 2002.

        Restructuring charges: EMCORE's fiscal 2002 restructuring program consisted of a realignment of all engineering, manufacturing and sales/marketing operations, as well as workforce reductions. Included in the provision for impairment and restructuring charges were severance and fringe benefit charges of $0.8 million related to employee termination costs. All monetary obligations relating to these charges were paid as of March 31, 2003.

        Interest Expense, net. Interest expense, net increased $1.2 million or 20% to $7.3 million in fiscal 2003 from $6.1 million in fiscal 2002. The increase is due to less interest income earned primarily from lower interest rates available on our decreasing cash balance offset slightly by less interest expense of $0.6 million due to a partial repurchase of outstanding debt.

         Gain From Debt Extinguishment. In December 2002, EMCORE purchased, in multiple transactions, $13.2 million principal amount of the notes at prevailing market prices, for an aggregate of approximately $6.3 million. As a result of the transaction, EMCORE recorded a gain of approximately $6.6 million after netting unamortized debt issuance costs of approximately $0.3 million.

         Other Expense. In fiscal 2001, EMCORE recorded a net gain of $10.0 million upon receipt of UTCI common stock in connection with the sale of a joint venture. In fiscal 2002, UTCI and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As a result, EMCORE wrote off its investment in UTCI totaling $14.0 million in fiscal 2002.

         In fiscal 2002, EMCORE invested approximately $0.4 million in Qusion, a Princeton, New Jersey start-up specializing in monolithic integration of optical components. Lacking additional funding, Qusion closed its business. EMCORE purchased all of Qusion's intellectual property and wrote off its entire investment.

        Equity in Net Loss of Unconsolidated Affiliates. EMCORE's share of GELcore's net loss decreased $1.5 million or 55% to $1.2 million in fiscal 2003 from $2.7 million in fiscal 2002. On a quarterly basis, EMCORE's share of GELcore's operating results was ($0.6) million, ($0.7) million, ($33,000) and $0.1 million. This quarterly improvement is associated with increased unit volumes, changes in LED product mix and less manufacturing inefficiencies associated with newer product introductions. Management believes GELcore's results will continue to improve in fiscal 2004 when compared to fiscal 2003.

        Income Taxes. As a result of its losses, EMCORE did not incur any income tax expense in either fiscal 2003 or 2002. Management provides valuation allowances against the deferred tax asset for amounts which are considered "more likely than not" to not be realized. As of September 30, 2003, EMCORE had net operating loss carryforwards for tax purposes of approximately $365.0 million that expire in the years 2004 through 2023. In fiscal 2003, $0.6 million of net operating loss carryforwards expired and approximately $3.7 million are due to expire in fiscal 2004. EMCORE is incorporated in the State of New Jersey that presently has a moratorium on the use of net operating loss carryforwards due to state deficits encountered over the past two years.


COMPARISON OF FISCAL YEARS ENDED SEPTEMBER 30, 2002 AND 2001

     Revenue. EMCORE's consolidated revenue decreased $2.3 million or 4% to $51.2 million in fiscal 2002 from $53.5 million in fiscal 2001. Tecstar, which was acquired mid-year in March 2002, contributed approximately $10.3 million of revenue in fiscal 2002. International sales accounted for 16% of revenues in fiscal 2002 and 22% of revenues in fiscal 2001.

     On a product line basis, sales of fiber optic devices decreased $4.5 million or 33%, photovoltaic products increased $3.4 million or 17% and electronic materials and devices decreased $1.2 million or 6% from the prior year.

     Fiber optic revenues decreased to $9.1 million in fiscal 2002 from $13.6 million in fiscal 2001. On a quarterly basis, fiscal 2002 fiber optic revenues were $1.3 million, $2.4 million, $2.6 million and $2.8 million. Sales of fiber optic products represented 18% and 26% of EMCORE's total revenues in fiscal 2002 and 2001, respectively. In the second and third quarter of fiscal 2001, fiber optic quarterly revenues exceeded $4.0 million. Beginning in the fourth quarter of fiscal 2001, the depressed economic climate, particularly in the data and telecommunication sectors, resulted in a significant reduction of customer orders.

     Photovoltaic revenues include the sale of epi wafers, solar cells, CICs and solar panels. Fiscal 2002 photovoltaic revenues increased to $23.6 million from $20.2 million in fiscal 2001. The increase in annual revenue is attributable to the Tecstar acquisition. The annual decrease is attributable to a weakness in satellite infrastructure spending and delays in government program launch schedules. On a quarterly basis, fiscal 2002 photovoltaic revenues were $1.8 million, $10.9 million, $3.1 million and $7.8 million. Photovoltaic sales fluctuate quarterly due to the timing of large solar panel shipments or completion of significant research contracts. Sales in the photovoltaic group represented 46% and 38% of EMCORE's total revenues in fiscal 2002 and 2001, respectively.

     Sales of electronic materials and devices, which include RF materials and MR sensors, decreased to $18.5 million in fiscal 2002 from $19.7 million in fiscal 2001. Motorola was the largest customer for this product line and revenues from Motorola represented approximately 22% of EMCORE's total fiscal 2002 revenues. During fiscal 2002, EMCORE broadened its relationship with Motorola by entering into an agreement to co-develop and transition into production certain RF materials. On a quarterly basis, fiscal 2002 revenues from electronic materials and devices were $5.5 million, $5.2 million, $4.5 million and $3.3 million. This market is highly competitive, raw materials are extremely expensive and average selling prices have been declining over the past several years. Annual revenues from our mature MR sensors product line decreased $1.8 million from the prior year as a result of the phase out of certain automotive models at General Motors. Our contract with General Motors expires in fiscal 2004.

     Government contract revenue represents reimbursement by various U.S. Government entities to aid in the development of new technology. Revenue from government contracts increased $0.8 million to $3.3 million in fiscal 2002 from $2.5 million in fiscal 2001.

     Gross Profit (Loss). Gross profit decreased $22.8 million to ($11.1) million in fiscal 2002 from $11.7 million in fiscal 2001. Compared to the prior year, gross margins decreased from 21.9% to (21.8%). During the second quarter of fiscal 2002, EMCORE recorded a $7.7 million inventory charge. The inventory charge was for excess raw material and finished goods inventory that EMCORE believed it was carrying as a result of market conditions. As revenues decreased, our margins decrease as well since a significant portion of our facility costs is fixed, lower throughput results in higher costs per unit produced.

        On a quarterly basis, gross margins were (28.0%), (36.2%), (6.0%) and (10.1%). The most significant factors contributing to this decrease in gross margin were: a) unabsorbed overhead costs associated with lower revenues due to customer delayed product launches; b) specific inventory write-down charges of $7.7 million recorded in the second quarter of fiscal 2002; and c) higher than expected costs incurred integrating Tecstar's operations into EMCORE. During fiscal 2002, EMCORE developed significantly more photovoltaic and fiber optic devices and components than in fiscal 2001. The inventory charge was related to reserves for excess raw material and finished goods inventory that EMCORE believed it was carrying as a result of market conditions. EMCORE also has a significant amount of fixed expenses relating to capital equipment and manufacturing overhead in its facilities. By December 2001, EMCORE's manufacturing facilities were expanded and placed into service with the anticipation of expanding market prospects. Lower than forecasted revenues caused these fixed expenses to be allocated across reduced production volumes, adversely affecting gross profit and margins.

        Selling, General and Administrative. Selling, general and administrative expenses (SG&A) remained flat at $15.7 million for both fiscal years 2002 and 2001. As a percentage of revenue, SG&A increased from 30% in fiscal 2001 to 31% in 2002.

     Research and Development. Research and development expenses (R&D) decreased $11.6 million or 27% to $30.6 million in fiscal 2002 from $42.2 million in fiscal 2001. The decrease in R&D was mostly due to the deferral or elimination of certain non-critical research and development projects and headcount reductions. As a percentage of revenue, R&D decreased from 79% in fiscal 2001 to 60% in 2002.

     Impairment and Restructuring Charges. As discussed earlier, in fiscal 2002, EMCORE recorded pre-tax charges to income totaling $31.6 million, which included impairment charges of $30.8 million, and restructuring charges of $0.8 million.

      Interest Expense, net. Interest expense, net increased $8.1 million to $6.1 million in fiscal 2002 from $2.0 million of net interest income in fiscal 2001. The increase is due to $2.5 million less interest income earned primarily from lower interest rates available on our decreasing cash balance in addition to an increase in interest expense of $5.6 million related to outstanding debt.

      Other Expense. In March 2001, a net gain of $5.9 million was recorded related to the settlement of litigation. As previously discussed, in fiscal 2001, EMCORE recorded a net gain of $10.0 million upon receipt of UTCI common stock. In fiscal 2002, EMCORE wrote off its investments in UTCI and Qusion totaling $14.0 million and $0.4 million, respectively.

        Equity in Net Loss of Unconsolidated Affiliates. EMCORE's share of GELcore's net loss decreased $2.2 million or 45% to $2.7 million in fiscal 2002 from $4.9 million in fiscal 2001. On a quarterly basis, EMCORE's share of GELcore's operating results was ($0.4) million, ($0.8) million, ($0.8) million and ($0.7) million. EMCORE recognized a loss of $7.4 million related to the Uniroyal Optoelectronics LLC joint venture, for the year ended September 30, 2001.


     Income Taxes. As a result of its losses, EMCORE did not incur any income tax expense in either fiscal 2002 or 2001. Management provides valuation allowances against the deferred tax asset for amounts which are considered "more likely than not" to not be realized.

QUARTERLY RESULTS OF OPERATIONS

        The following tables present EMCORE's unaudited results of operations expressed in dollars and as a percentage of revenue for the eight most recently ended quarters. EMCORE believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts below to present fairly the selected quarterly information when read in conjunction with the consolidated financial statements and notes included elsewhere in this document. EMCORE's results from operations may vary substantially from quarter to quarter. Accordingly, the operating results for a quarter are not necessarily indicative of results for any subsequent quarter or for the full year. EMCORE has experienced and expects to continue to experience significant fluctuations in quarterly results. See Item 6. Selected Financial Data for a listing of certain significant transactions that affect the comparability of EMCORE's operating results and financial condition.


STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                              DEC. 31,    MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                             2001        2002        2002       2002        2002       2003       2003        2003
                                           ---------   ---------  ---------  ----------  ---------  ---------  ---------  ----------
                                                                                     (as restated)(1)
Revenue .................................. $  8,663    $ 18,557   $ 10,131   $ 13,885    $  9,382   $ 16,864    $ 16,986   $ 17,052
Cost of revenue ..........................   11,086      25,279     10,734     15,286      12,007     17,705      16,361     15,886
                                           --------    --------   --------   --------    --------   --------    --------   --------
           Gross profit (loss) ...........   (2,423)     (6,722)      (603)    (1,401)     (2,625)      (841)        625      1,166

Operating expenses:
     Selling, general & administrative ...    2,925       4,107      4,399      4,228       3,974      5,499       5,979      6,185
     Research and development ............    9,279       8,579      8,086      4,636       2,449      4,212       4,283      6,058
     Impairment and restructuring ........        -      31,267          -        369           -          -           -          -
                                           --------    --------   --------   --------    --------   --------    --------   --------
        Total operating expenses .........   12,204      43,953     12,485      9,233       6,423      9,711      10,262     12,243
                                           --------    --------   --------   --------    --------   --------    --------   --------
            Operating loss ...............  (14,627)    (50,675)   (13,088)   (10,634)     (9,048)   (10,552)     (9,637)   (11,077)

Interest expense (income), net ...........      966       1,566      1,797      1,742       1,786      1,746       1,827      1,920
Gain from debt extinguishment ............        -           -          -          -      (6,614)         -           -          -
Other (income) expense ...................   13,262           -          -      1,126           -          -           -          -
Equity in net loss of unconsolidated
     affiliates ..........................      377         851        769        709         571        731          33       (107)
                                           --------    --------   --------   --------    --------   --------    --------   --------
        Total other expenses (income) ....   14,605       2,417      2,566      3,577      (4,257)     2,477       1,860      1,813
                                           --------    --------   --------   --------    --------   --------    --------   --------

            Loss from continuing
             operations ................... (29,232)    (53,092)   (15,654)   (14,211)     (4,791)   (13,029)    (11,497)   (12,890)

           (Loss) income from discontinued
             operations ..................   (1,735)    (15,618)      (269)        50       1,894        488       2,265       (965)
                                           --------    --------   --------   --------    --------   --------    --------   --------
            Net loss ..................... $(30,967)   $(68,710)  $(15,923)  $(14,161)   $ (2,897)  $(12,541)   $ (9,232)  $(13,855)
                                           ========    ========   ========   ========    ========   ========    ========   ========

(1)  See Note 19 of the Notes to Consolidated Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,  SEPT. 30,
                                               2001       2002        2002       2002        2002       2003      2003       2003
                                              --------   --------   --------   ---------   --------   --------   --------  ---------
Revenue ..................................     100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%    100.0%
Cost of revenue ..........................     128.0      136.2      106.0      110.1       128.0      105.0       96.3      93.2
                                              --------   --------   --------   ---------   --------   --------   --------  ---------
           Gross profit (loss) ...........     (28.0)     (36.2)      (6.0)     (10.1)      (28.0)      (5.0)       3.7       6.8

Operating expenses:
     Selling, general & administrative ...      33.8       22.1       43.4       30.5        42.4       32.6       35.2      36.3
     Research and development ............     107.1       46.3       79.8       33.4        26.1       25.0       25.2      35.5
     Impairment and restructuring ........         -      168.5          -        2.7           -          -          -         -
                                              --------   --------   --------   ---------   --------   --------   --------  ---------
          Total operating expenses .......     140.9      236.9      123.2       66.6        68.5       57.6       60.4      71.8
                                              --------   --------   --------   ---------   --------   --------   --------  ---------
           Operating loss ................    (168.9)    (273.1)    (129.2)     (76.7)      (96.5)     (62.6)     (56.7)    (65.0)

Interest expense (income), net ...........      11.2        8.4       17.7       12.5        19.0       10.4       10.8      11.3
Gain from debt extinguishment ............         -          -          -          -       (70.5)         -          -         -
Other (income) expense ...................     153.1          -          -        8.1           -          -          -         -
Equity in net loss of unconsolidated
   affiliates ............................       4.4        4.6        7.6        5.1         6.1        4.3        0.2      (0.6)
                                              --------   --------   --------   ---------   --------   --------   --------  ---------
          Total other expenses (income) ..     168.7       13.0       25.3       25.7       (45.4)      14.7       11.0      10.7
                                              --------   --------   --------   ---------   --------   --------   --------  ---------

           Loss from continuing operations    (337.6)    (286.1)    (154.5)    (102.4)      (51.1)     (77.3)     (67.7)    (75.6)

          (Loss) income from discontinued
             operations ..................     (20.0)     (84.2)      (2.7)       0.4        20.2        2.9       13.3      (5.7)
                                              --------   --------   --------   ---------   --------   --------   --------  ---------
           Net loss ......................    (357.6)%   (370.3)%   (157.2)%   (102.0)%     (30.9)%    (74.4)%    (54.4)%   (81.3)%
                                              ========   ========   ========   =========   ========   ========   ========  =========

LIQUIDITY AND CAPITAL RESOURCES

Working Capital

         EMCORE has funded operations to date through product sales, sales of equity, and subordinated debt. Significant financial transactions include the following:

o In March 2000, EMCORE raised approximately $127.5 million from an additional equity offering;

o In May 2001, EMCORE issued $175.0 million of 5% convertible subordinated notes;

     Cash, cash equivalents and marketable securities at September 30, 2003 and 2002 totaled $28.4 million and $84.2 million, respectively. This reflects a net cash usage of $55.8 million for fiscal 2003. The following five items accounted for $46.1 million of the cash usage:

o    $26.5 million - Acquisitions: ORTEL Corporation and Alvesta Corporation

o    $ 6.3 million - Repurchase of convertible subordinated notes

o $ 8.5 million - Semi-annual interest payment on convertible subordinated notes

o    $ 2.0 million - Investment into GELcore joint venture

o    $ 2.8 million - Purchases of capital equipment

Cash Flow


      Net Cash Used For Operations -- Net cash used for operations improved $15.0 million or 45% to ($18.6) million in fiscal 2003 from ($33.6) million in fiscal 2002. Included in EMCORE's fiscal 2003 net loss of $38.5 million were non-cash items of $19.3 million in depreciation and amortization expenses, $6.6 million related to the gain from partial debt extinguishment and $1.2 million equity loss in the GELcore joint venture. Increases in cash flow from changes in balance sheet accounts totaled $2.2 million in fiscal 2003 and $2.3 million in fiscal 2002. Significant fluctuations on the balance sheet included increased receivables of $1.8 million and an inventory decrease of $6.6 million. Net cash provided by (used in) operating activities of EMCORE's discontinued operation was $4.1 million and ($10.1) million in fiscal 2003 and 2002, respectively. During fiscal 2002, EMCORE proceeded with a restructuring program, consisting of the realignment of all engineering, manufacturing and sales/marketing operations, as well as workforce reductions. This restructuring, in conjunction with an expected increase in revenues, should enable EMCORE to achieve positive cash flow from operations by the end of fiscal 2004. Actual results may differ from this target for a number of reasons as we have already discussed.


     Net Cash Provided by Investing Activities -- Net cash provided by investing activities improved $10.9 million to $10.3 million in fiscal
     2003 from ($0.6) million in fiscal 2002. Changes in cash flow consisted of:

     o CAPITAL EXPENDITURES -- Capital expenditures decreased $1.7 million or 40% to $2.6 million in fiscal 2003 from $4.3 million in fiscal 2002. As part of our ongoing effort to manage cash, management carefully scrutinizes all significant capital purchases. Exclusive of facility consolidation efforts, EMCORE estimates fiscal 2004 capital expenditures to increase modestly as management focuses on purchasing equipment that will provide higher target yields for manufactured product.


     o ACQUISITIONS -- From time to time, EMCORE evaluates potential acquisitions of complementary businesses as strategic opportunities and anticipates continuing to make such evaluations. In fiscal 2003, EMCORE purchased Ortel for $26.2 million in cash and acquired certain assets of privately held Alvesta Corporation for approximately $250,000. In fiscal 2002, EMCORE acquired certain assets of Tecstar for $25.1 million in cash. As discussed above, in October 2003, EMCORE purchased Molex's 10G Ethernet transceiver business for an initial $1.0 million in cash and an additional $1.5 million in progress payments expected to be paid during fiscal 2004.


     o INVESTMENTS -- Investments in GELcore totaled approximately $2.0 million in fiscal 2003 and 2002. As noted above, GELcore has improved operations and recently reported profitable quarterly results. EMCORE does not expect to contribute additional cash to fund normal operations of GELcore in the foreseeable future. In February 2002, EMCORE purchased $1.0 million of preferred stock of Archcom Technology, Inc., a venture-funded, start-up optical networking components company that designs, manufactures, and markets a series of high performance lasers and photodiodes for datacom and telecom industries.

     o REPAYMENT OF LOAN-- In November 2001, EMCORE received payment from UTCI of $5.0 million for a related party loan made in August 2001.

     o MARKETABLE SECURITIES -- In fiscal 2003, EMCORE's depleted its investment in marketable securities by $41.4 million in order to fund multiple acquisitions, partially repurchase debt and pay interest expense on the remaining debt.

        Net Cash Used For Financing Activities -- Net cash used for financing activities increased $11.6 million to ($5.9) million in fiscal 2003 from $5.7 million in fiscal 2002. In fiscal 2003, $6.3 million related to the partial repurchase of our convertible subordinated notes. In fiscal 2002, $4.2 million related to proceeds received from the exercise of common stock warrants.

Financing Transactions

     In May 2001, EMCORE issued $175.0 million aggregate principal amount of its 5% convertible subordinated notes due in May 2006. Net proceeds received by EMCORE, after costs of issuance, were approximately $168.8 million. Interest is payable in arrears semiannually on May 15 and November 15 of each year, which began on November 15, 2001. The notes are convertible into EMCORE common stock at a conversion price of $48.76 per share, subject to certain adjustments, at the option of the holder. The notes may be redeemed at EMCORE's option, on or after May 20, 2004 at specific redemption prices. There are no financial covenants related to these notes. For the years ended September 30, 2003, 2002 and 2001, interest expense relating to the notes approximated $8.3 million, $8.8 million and $3.5 million, respectively.

     In May 2002, the Board of Directors authorized EMCORE from time to time to repurchase a portion of the notes in one or more open market transactions, in accordance with certain guidelines. In December 2002, EMCORE purchased, in multiple transactions, $13.2 million principal amount of the notes at prevailing market prices, for an aggregate purchase price of approximately $6.3 million. As a result of the transaction, EMCORE recorded a gain of approximately $6.6 million after netting unamortized debt issuance costs of approximately $0.3 million. As a result of the partial debt repurchase, annual interest expense in future periods has been decreased by approximately $650,000. EMCORE may continue to repurchase notes through various means, including but not limited to one or more open market or privately negotiated transactions in future periods. The timing and amount of repurchase, if any, whether de minimis or material, will depend on many factors, including but not limited to, the availability of capital, the prevailing market price of the convertible notes and overall market conditions.

     On January 21, 2004 EMCORE commenced an offer to exchange up to $88,962,500 principal amount of its new 5% Convertible Senior Subordinated Notes due May 15, 2011 and $56,612,500 payable in its common stock, up to a maximum of 10,542,365 shares, for up to all of the $161,750,000 principal amount of its currently outstanding 5% Convertible Subordinated Notes due May 2006. If consummated, the exchange offer will allow the Company to reduce its outstanding indebtedness by up to $72,787,500 and reduce its interest expense through May 15, 2006 by up to $3,639,375 per year. The exchange offer is scheduled to expire on February 18, 2004 at 11:59 p.m., unless extended. Interest would be payable on the new notes at a rate of 5% per year, payable in cash semi-annually on May 15 and November 15 of each year. The new notes would be convertible at any time prior to maturity.

     In fiscal 2000, GELcore entered into a Revolving Loan Agreement (the "GELcore Credit Facility") with General Electric Canada, Inc., an affiliate of GE, which is the owner of a 51% controlling share of GELcore. The GELcore Credit Facility provides for borrowings of up to Canadian $7.5 million (U.S. $5.6 million at September 30, 2003) at a rate of interest based on prevailing Canadian interest rates. Amounts outstanding under the GELcore Credit Facility are payable on demand. GELcore's Credit Facility expired in August 2003 however GELcore is in the process of extending this credit facility and expects completion by December 31, 2003. EMCORE has guaranteed 49% (i.e., its proportionate share) of GELcore's obligations under the GELcore Credit Facility. As of September 30, 2003, EMCORE's share of this obligation was $0.7 million. If GELcore's cash generated from operations and cash on hand are not sufficient to repay the amount outstanding under the facility, EMCORE would be required to make the necessary pro rata payment as outlined above.

        As of September 30, 2003, EMCORE had remaining 2.0 million shares of common stock available on a filed shelf registration statement previously declared effective by the SEC.

Contractual Obligations

       EMCORE's contractual obligations over the next five years are summarized in the table below:

                                          ---------- --------------  ------------------   ------------------ ------------
As of September 30, 2003                    TOTAL     LESS THAN             2 - 3               4 - 5          AFTER 5
(in millions)                                           1 YEAR              YEARS               YEARS           YEARS
                                          ---------- --------------  ------------------   ------------------ ------------
                                                     (fiscal 2004)   (fiscal 2005-2007)   (fiscal 2008-2009)

     Long-Term Debt (1).................   $161.8            $-               $161.8                   $-           $-
     Capital Lease Obligations..........      0.1           0.1                    -                    -            -
     Operating Leases...................     10.4           2.1                  3.2                  2.3          2.8
                                          ---------- --------------  ------------------   ------------------ ------------
     Total Contractual Cash Obligations..  $172.3          $2.2               $165.0                 $2.3         $2.8
                                          ========== ==============  ==================   ================== ============

(1)      Due in May 2006.
            In December 2002, EMCORE repurchased $13.2 million of convertible subordinated notes.
            At December 2003, total long-term debt outstanding was $161.8 million.

     EMCORE does not have any purchase obligations or any other long-term liabilities other than those listed in the table above.

   Conclusion

     EMCORE believes that its current liquidity should be sufficient to meet its cash needs for working capital through fiscal year 2004. However, if cash generated from operations and cash on hand are not sufficient to satisfy EMCORE's liquidity requirements, EMCORE will seek to obtain additional equity or debt financing. Additional funding may not be available when needed or on terms acceptable to EMCORE. If EMCORE is required to raise additional financing and if adequate funds are not available or not available on acceptable terms, the ability to continue to fund expansion, develop and enhance products and services, or otherwise respond to competitive pressures may be severely limited. Such a limitation could have a material adverse effect on EMCORE's business, financial condition, results of operations and cash flow.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Although EMCORE occasionally enters into transactions denominated in foreign currencies, the total amount of such transactions is not material. Accordingly, fluctuations in foreign currency values would not have a material adverse effect on our future financial condition or results of operations.

        As of September 30, 2003, EMCORE no longer held investments in marketable debt securities.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of EMCORE Corporation
   Somerset, New Jersey

We have audited the accompanying consolidated balance sheets of EMCORE Corporation (the "Company") as of September 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2003. Our audits also included the financial statement schedule included in Section 15(a)(2). These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of EMCORE Corporation as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements the Company changed its method of accounting for revenue to conform to the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Also as discussed in Note 3 to the consolidated financial statements, effective October 1, 2001, the Company changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 19 to the consolidated financial statements, the accompanying 2003 consolidated statement of operations has been restated.



Parsippany, New Jersey
December 24, 2003
(February 17, 2004 as to the effects of the discontinued operations discussed in Note 2)
(May 19, 2004 as to the effects of the restatement discussed in Note 19)

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                               EMCORE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           2003           2002           2001
                                                        ---------      ---------      ---------
                                                      (As restated
                                                      see Note 19)
Revenue ...........................................     $  60,284      $  51,236      $  53,473
Cost of revenue ...................................        61,959         62,385         41,784
                                                        ---------      ---------      ---------
                   Gross (loss) profit ............        (1,675)       (11,149)        11,689

Operating expenses:
   Selling, general and administrative ............        21,637         15,659         15,714
   Goodwill amortization ..........................             -              -          1,147
   Research and development .......................        17,002         30,580         42,204
   Impairment and restructuring ...................             -         31,636              -
                                                        ---------      ---------      ---------
       Total operating expenses ...................        38,639         77,875         59,065
                                                        ---------      ---------      ---------
         Operating loss ...........................       (40,314)       (89,024)       (47,376)

Other expenses (income):
   Interest income ................................        (1,009)        (2,865)        (5,222)
   Interest expense ...............................         8,288          8,936          3,240
   Gain from debt extinguishment ..................        (6,614)             -              -
   Other expense (income) .........................             -         14,388        (15,920)
   Equity in net loss of unconsolidated affiliates          1,228          2,706         12,326
                                                        ---------      ---------      ---------
      Total other expenses (income)................         1,893         23,165         (5,576)
                                                        ---------      ---------      ---------
         Loss from continuing operations ..........       (42,207)      (112,189)       (41,800)

         Income (loss) from discontinued operations         3,682        (17,572)        33,158
                                                        ---------      ---------      ---------
         Net loss before cumulative effect of a
         change in accounting principle ...........       (38,525)      (129,761)        (8,642)

         Cumulative effect of a change in
         accounting principle .....................            --             --         (3,646)
                                                        ---------      ---------      ---------
         Net loss .................................     $ (38,525)     $(129,761)     $ (12,288)
                                                        =========      =========      =========
PER SHARE DATA:
Weighted average basic and diluted shares
outstanding used in per share calculations ........        36,999         36,539         34,438
                                                        ---------      ---------      ---------
Loss from continuing operations per basic and
diluted share .....................................     $   (1.14)     $   (3.07)     $   (1.21)

Income (loss) from discontinued operations per
basic and diluted share ...........................     $    0.10      $   (0.48)     $    0.96

Cumulative effect of a change in accounting
principle per basic and diluted share .............     $     --       $     --       $   (0.11)
                                                        ---------      ---------      ---------
Net loss per basic and diluted share ..............     $   (1.04)     $   (3.55)     $   (0.36)
                                                        =========      =========      =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               EMCORE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        AS OF SEPTEMBER 30, 2003 AND 2002
                                 (IN THOUSANDS)

                                           ASSETS                                                  2003           2002
                                                                                               -------------  -----------
Current assets:
  Cash and cash equivalents...............................................................           $28,439      $42,716
  Marketable securities...................................................................                 -       41,465
  Accounts receivable, net of allowance for doubtful accounts of
     $1,041 and $1,185 at September 30, 2003 and 2002, respectively.......................            14,221       12,711
  Accounts receivable - related parties...................................................               325          518
  Inventories, net........................................................................            13,963       14,073
  Prepaid expenses and other current assets...............................................             1,936        1,157
  Assets related to discontinued operations...............................................            44,456       28,091
                                                                                             -----------------------------
       Total current assets...............................................................           103,340      140,731
Property, plant and equipment, net........................................................            74,722       77,261
Goodwill..................................................................................            30,366       20,384
Intangible assets, net....................................................................             4,567        1,829
Investments in unconsolidated affiliate...................................................             9,214        8,482
Other assets, net.........................................................................            10,230       12,002
Assets related to discontinued operations.................................................                 -       25,254
                                                                                             -----------------------------

       Total assets.......................................................................          $232,439     $285,943
                                                                                             =============================

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................            $8,155       $8,167
  Accrued expenses........................................................................            13,204       12,040
  Customer deposits.......................................................................               295          621
  Capitalized lease obligation - current..................................................                52           81
  Liabilities related to discontinued operations..........................................             4,170        7,997
                                                                                             -----------------------------

       Total current liabilities..........................................................            25,876       28,906
Convertible subordinated notes............................................................           161,750      175,000
Capitalized lease obligation, net of current portion......................................                41           87
                                                                                             -----------------------------
       Total liabilities..................................................................           187,667      203,993
Commitments and contingencies

Shareholders' equity:
   Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding...........                 -            -
   Common stock, no par value, 100,000 shares authorized, 37,327 shares issued and 37,307 outstanding at September 30, 2003; 36,772 shares issued and 36,752 outstanding at
    September 30, 2002....................................................................           335,266      334,051
   Accumulated deficit....................................................................          (289,438)    (250,913)
   Accumulated other comprehensive loss...................................................               (90)        (222)
   Shareholders' notes receivable.........................................................               (34)         (34)
   Treasury stock, at cost; 20 shares at September 30, 2003 and 2002......................              (932)        (932)
                                                                                             -----------------------------
       Total shareholders' equity.........................................................            44,772       81,950
                                                                                             -----------------------------
       Total liabilities and shareholders' equity.........................................          $232,439     $285,943
                                                                                             =============================

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                               EMCORE CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                                                            (in thousands)

                                                                                Accumulated
                                                                                   Other      Shareholders                Total
                                                        Common    Accumulated  Comprehensive      Notes     Treasury   Shareholders'
                                              Shares    Stock      Deficit     Income (Loss)   Receivable    Stock        Equity
                                             -------- ---------- ------------ -------------- -------------- --------- --------------
             BALANCE AT SEPTEMBER 30, 2000 .. 33,972   $314,780   $(108,864)            $5        $(6,360)   $(239)        $199,322
Net loss ....................................                       (12,288)                                                (12,288)
Unrealized gain on marketable securities ....                                       (8,085)                                  (8,085)
Translation adjustment ......................                                         (234)                                    (234)
                                                                                                                     ---------------
     Comprehensive loss                                                                                                     (20,607)
Issuance of common stock in connection with
   acquisitions .............................     41      1,840                                                               1,840
Stock option exercise .......................    438      3,248                                                               3,248
Stock purchase warrant exercise .............  1,111      5,509                                                               5,509
Compensatory stock issuances ................     34      1,505                                                               1,505
Issuance of common stock - Employee Stock
   Purchase Plan ............................     17        677                                                                 677
Treasury stock ..............................    (16)                                                         (693)            (693)
Redemptions of shareholders' notes
   receivable ...............................                                                       6,326                     6,326
                                             -------- ---------- ------------ -------------- -------------- -------- ---------------
             BALANCE AT SEPTEMBER 30, 2001 .. 35,597    327,559    (121,152)        (8,314)           (34)    (932)         197,127
Net loss ....................................                      (129,761)                                               (129,761)
Impairment of equity investment charged
   to expense ...............................                                        8,421                                    8,421
Unrealized loss on marketable securities ....                                         (308)                                    (308)
Translation adjustment ......................                                          (21)                                     (21)
                                                                                                                     ---------------
     Comprehensive loss .....................                                                                              (121,669)
Stock option exercise .......................    159      1,023                                                               1,023
Stock purchase warrant exercise .............    823      4,194                                                               4,194
Compensatory stock issuances ................    125        714                                                                 714
Issuance of common stock - Employee Stock
   Purchase Plan ............................     48        561                                                                 561
                                             -------- ---------- ------------ -------------- -------------- -------- ---------------
             BALANCE AT SEPTEMBER 30, 2002 .. 36,752    334,051    (250,913)          (222)           (34)    (932)          81,950

Net loss ....................................                       (38,525)                                                (38,525)
Unrealized loss on marketable securities ....                                          (37)                                     (37)
Translation adjustment ......................                                          169                                      169
                                                                                                                     ---------------
     Comprehensive loss .....................                                                                               (38,393)
Stock option exercise .......................    157        285                                                                 285
Compensatory stock issuances ................    309        759                                                                 759
Issuance of common stock - Employee Stock
   Purchase Plan ............................     89        171                                                                 171
                                             -------- ---------- ------------ -------------- -------------- -------- ---------------
             BALANCE AT SEPTEMBER 30, 2003 .. 37,307   $335,266   $(289,438)          $(90)          $(34)   $(932)         $44,772


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                               EMCORE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                                 (IN THOUSANDS)

                                                                                2003               2002               2001
                                                                          ----------------   ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .............................................................      $ (38,525)        $(129,761)          $(12,288)
Adjustments to reconcile net loss to net cash used for operating activities
        Net (income) loss from discontinued operations ...............         (3,682)           17,572            (33,158)
        Loss on disposal of property, equipment and
               other impairment charges ..............................              -            48,649                  -
        Cumulative effect of a change in accounting principle ........              -                 -              3,646
        Recognition of loss on marketable securities .................              -            14,389                  -
        Translation adjustment .......................................            169               (21)              (234)
        Gain from debt extinguishment ................................         (6,614)                -                  -
        Depreciation and amortization ................................         19,340            16,902             17,419
        Provision for doubtful accounts ..............................          1,713             3,086                370
        Gain on sale of unconsolidated affiliate .....................              -                 -           (10,000)
        Equity in net loss of unconsolidated affiliates ..............          1,228             2,706             12,326
        Compensatory stock issuance ..................................            759               714                858
        Reduction of note receivable due for services performed ......            706                 -                  -
Change in assets and liabilities:
        Accounts receivable - trade ..................................         (1,953)           (3,949)            (5,982)
        Accounts receivable - related parties ........................            193             1,643                174
        Inventories ..................................................          6,639             1,777            (11,002)
        Prepaid expenses and other current assets ....................           (779)            3,065             (2,418)
        Other assets .................................................           (619)            1,206             (7,617)
        Accounts payable .............................................            (12)           (1,430)               488
        Accrued expenses .............................................           (936)             (680)             7,884
        Customer deposits ............................................           (326)              621                  -
        Net cash provided by (used in) operating activities of
          discontinued operations ....................................          4,118           (10,100)            (7,040)
                                                                      ----------------   ---------------    ---------------
Total adjustments ....................................................         19,944            96,150            (34,286)
                                                                      ----------------   ---------------    ---------------

Net cash and cash equivalents used for operating activities ..........        (18,581)          (33,611)           (46,574)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property, plant, and equipment ......................         (2,599)           (4,259)           (68,201)
     Cash purchase of business, net of cash acquired .................        (26,450)          (25,084)            (1,707)
     Investments in marketable securities, net .......................         41,428            28,682            (19,654)
     Investment in associated company ................................              -            (1,000)                 -
     Investments in unconsolidated affiliates ........................         (1,960)           (1,960)            (6,302)
     Repayment of related party loan .................................              -             5,000                  -
     Net cash provided by (used in) investing activities of discontinued
     operations ......................................................           (164)           (1,990)           (21,123)
                                                                      ----------------   ---------------    ---------------
Net cash and cash equivalents provided by (used for) investing
    activities .......................................................         10,255              (611)          (116,987)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from convertible subordinated notes, net of issuance
          cost of $6,199 .............................................              -                 -            168,801
     Proceeds from exercise of stock purchase warrants ...............              -             4,194              5,509
     Reduction of convertible debt obligation ........................         (6,317)                -                  -
     Proceeds from exercise of stock options .........................            285             1,023              3,248
     Payments on capital lease obligations ...........................            (90)              (79)               (44)
     Proceeds from employee stock purchase plan ......................            171               561                677
     Proceeds from shareholders' notes receivable ....................              -                 -              5,760
                                                                      ----------------   ---------------    ---------------
Net cash and cash equivalents (used for) provided by financing
    activities .......................................................         (5,951)            5,699            183,951
                                                                      ----------------   ---------------    ---------------
Net (decrease) increase in cash and cash equivalents .................        (14,277)          (28,523)            20,390
Cash and cash equivalents, beginning of year .........................         42,716            71,239             50,849
                                                                      ----------------   ---------------    ---------------
Cash and cash equivalents, end of year ...............................        $28,439           $42,716            $71,239
                                                                      ================   ===============    ===============


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                               EMCORE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
              FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001
                                 (IN THOUSANDS)

                                                                              2003             2002            2001
                                                                          -------------    -------------   -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid for interest ..............................................      $8,498           $8,958             $29

NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Treasury stock received for redemption of shareholders'
      notes receivable ...................................................           -                -             693

    Issuance of non-qualified stock options to equity investee............           -                -             649

    Proceeds from sale of joint venture in form of marketable securities..           -                -        (13,958)

    Issuance of common stock in connection with an acquisition............           -                -           1,840

     The Company purchased its Ortel Division for $26.2 million, and certain assets of Tecstar for approximately $25.1 million. In conjunction with these acquisitions, liabilities were assumed as follows:

Fair value of assets acquired ...............................     $28,300          $25,084              $-

Cash paid for the net assets ................................      26,200           25,084               -
                                                              -----------       -----------      ----------
Liabilities assumed. ........................................      $2,100               $-              $-
                                                              ===========       ===========      ==========


Reference is made to footnote 9 - Debt Facilities - for disclosure relating to certain non-cash warrant issuance.

Reference is made to footnote 12 - Shareholders' Equity - for disclosure relating to certain non-cash equity transactions.


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

EMCORE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2003 AND 2002 AND
FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001


NOTE 1.  DESCRIPTION OF BUSINESS

     EMCORE Corporation, a New Jersey corporation established in 1984, offers a versatile portfolio of compound semiconductor-based components and subsystems for the rapidly expanding broadband and wireless communication markets and the solid-state lighting industry. EMCORE continues to expand its comprehensive product portfolio to enable the transport of voice, data and video over copper, hybrid fiber/coax (HFC), fiber, satellite and wireless communication networks. The company is building upon its leading-edge compound semiconductor materials and device expertise to provide cost-effective components and subsystems for the CATV, telecom, data and storage, satellite and wireless communications markets. EMCORE supports these end markets through its EMCORE Fiber Optics, EMCORE Photovoltaics, and EMCORE Electronic Materials and Devices product lines. Through its 49% ownership participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation LED technology for use in the general illumination market.

NOTE 2.  DISCONTINUED OPERATIONS

       On November 3, 2003, pursuant to approval received by the Board of Directors on October 31, 2003, EMCORE sold its TurboDisc systems business to a subsidiary of Veeco Instruments Inc. (Veeco) in a transaction that could be valued at up to $80.0 million. The purchase price was $60.0 million in cash at closing with an additional aggregate maximum payout of $20.0 million over the next two years. EMCORE will receive in cash 50% of all revenues from this business that exceed $40.0 million in each of the next two years, beginning January 1, 2004. In accordance with the terms of the agreement, EMCORE also received an additional $2.0 million in cash for working capital adjustments and expense reimbursements. This transaction included the assets, products, product warranty liabilities, hardware-related technology and intellectual property used primarily in the operation of this business, including its manufacturing facility located in Somerset, New Jersey. Approximately 150 employees of EMCORE were involved in the TurboDisc business of which approximately 120 became employees of Veeco.

       The systems business enabled the Company to develop the critical materials science expertise that has become the cornerstone of its compound semiconductor based communications products and its sole business focus. EMCORE retained a license to all systems related intellectual property and ownership of all its process and device technology. Moreover, the sale of TurboDisc business strengthened EMCORE's balance sheet and helped provide the resources necessary to implement its communications strategy.

     The Company's financial statements have been reclassified to reflect the TurboDisc systems business as a discontinued operation for all periods presented.

Operating results of the discontinued operation are as follows:

-------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED
(in thousands)                                                 2003            2002          2001
--------------------------------------------------------- ---------------- ------------- -------------
Revenue ..............................................            $52,822       $36,536      $131,141
Cost of revenue ......................................             36,630        26,029        72,725
                                                          ---------------- ------------- -------------
         Gross profit ................................             16,192        10,507        58,416

Operating expenses:
     Selling, general and administrative .............              7,353        12,568        14,137
     Research and development ........................              5,179        10,390        11,187
     Impairment and restructuring ....................                  -         5,085             -
                                                          ---------------- ------------- -------------
          Total operating expenses ...................             12,532        28,043        25,324
                                                          ---------------- ------------- -------------
         Operating income (loss) .....................              3,660      (17,536)        33,092
   Interest income (expense) .........................                 22          (36)            66
                                                          ---------------- ------------- -------------
         Income (loss) from discontinued operations ..             $3,682     $(17,572)       $33,158
                                                          ================ ============= =============
-------------------------------------------------------------------------------------------------------

The assets and liabilities of the discontinued operation included in the September 30, 2003 and 2002 consolidated balance sheet are as follows:

                                                               2003           2002
                                                               ----           ----

Assets:
     Accounts receivable .................................       $11,375       $11,106
     Inventories .........................................        11,143        16,954
     Other current assets ................................            18            31
     Property, plant and equipment .......................        21,087        24,041
     Identifiable intangible assets ......................           833         1,213
                                                           -------------- -------------
        Assets related to discontinued operations ........       $44,456       $53,345
                                                           ============== =============

Liabilities:
     Accounts payable ....................................        $3,372        $2,174
     Accrued expenses ....................................           506           839
     Customer deposits ...................................           292         4,984
                                                           -------------- -------------
        Liabilities related to discontinued operations ...        $4,170        $7,997
                                                           ============== =============

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements include the accounts of EMCORE and its wholly owned subsidiaries. The equity method of accounting is used for unconsolidated affiliates where EMCORE exercises significant influence, generally when ownership is at least 20% and not more than 50%. All intercompany accounts and transactions are eliminated upon consolidation. Prior period balances have been reclassified to conform to the current period financial statement presentation.

     Cash and Cash Equivalents. EMCORE considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

     Marketable Securities. EMCORE accounts for its investment in marketable securities as available-for-sale securities in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Unrealized gains and losses for these securities are excluded from earnings and reported as a separate component of shareholders' equity. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the consolidated statement of operations. Fair values are determined by reference to market prices for securities as quoted based on publicly traded exchanges. The fair value of the debt securities approximated cost. Declines in values that are deemed to be other than temporary in accordance with SFAS No. 115 are recorded as a component of other (income) expense on the statement of operations. EMCORE recorded approximately $0.1 million, $0.2 million and $0.1 million of net realized gains on sales of available-for-sale debt securities during fiscal 2003, 2002 and 2001, respectively.

     Concentration of Credit Risk. Financial instruments, which may subject EMCORE to a concentration of credit risk, consist primarily of cash and cash equivalents, marketable securities and accounts receivable. EMCORE's cash and cash equivalents consist primarily of money market funds. EMCORE has maintained cash balances with certain financial institutions in excess of the $100,000 insured limit of the Federal Deposit Insurance Corporation. EMCORE performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

     Accounts Receivable. EMCORE regularly evaluates its accounts receivable and accordingly maintains allowances for doubtful accounts for estimated losses resulting from the inability of our customers to meet their financial obligation to us. If the financial condition of our customers were to deteriorate, additional allowances may be required.

     Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable and payables and accrued expenses approximate fair value because of the short maturity of these instruments. The carrying amount of long-term receivables approximates fair value, as the effective rates for these instruments are comparable to market rates at year-end. The carrying amount of marketable securities and investments approximates fair market value. As of September 30, 2003 and 2002, the fair market value of the convertible subordinated debenture approximated $129.4 million and $81 million, respectively. This fair value was estimated based on the quoted market prices for the same or similar debt issuance.

     Inventories. Inventories are stated at the lower of cost or market with cost being determined using the first-in, first-out (FIFO) method. The Company evaluates its ending inventories on a quarterly basis for excess quantities, impairment of value and obsolescence. This evaluation includes analysis of sales levels by product and projections of future demand based upon information received from our customers, sales team and management estimates. If inventories on hand are in excess of demand, or if they are greater than 12-months old, appropriate reserves are provided. Remaining inventory balances are adjusted to approximate the lower of our manufacturing cost or market value. If future demand or market conditions are less favorable than our estimates, additional inventory write-downs may be required.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost. Significant improvements and betterments are capitalized if they extend the useful life of the asset. Routine maintenance and repairs are expensed when incurred. Plant and equipment are depreciated using the straight-line method over the estimated useful lives of the applicable assets, which range from three to forty years. Leasehold improvements are amortized using the straight-line method over the term of the related leases or the estimated useful lives of the improvements, whichever is less. Depreciation expense includes the amortization of capital leased assets.

     Goodwill.      In June 2001,  SFAS No. 142, Goodwill and Other Intangible
Assets, was approved by the Financial Accounting Standards Board (FASB). Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, would cease upon adoption of this statement. EMCORE adopted SFAS No. 142 on October 1, 2001 and completed its transition test for impairment during the quarter ended March 31, 2002. No impairment adjustment was deemed necessary by management.

                                             For the Year Ended
                                             September 30, 2001
                                          ------------------------

Reported net loss                                    $(12,288)
Add back: Goodwill amortization                         1,147
                                                     --------
Adjusted net loss                                    $ 11,141
                                                     ========


Basic and diluted earnings per share:
   Reported net loss                                   $(0.36)
   Goodwill amortization                                 0.03
                                                       ------
   Adjusted net loss                                   $(0.33)
                                                       ======

     Valuation of long-lived assets and intangible assets. EMCORE reviews long-lived assets and intangible assets on an annual basis or whenever events or changes in circumstances suggest that they may be impaired. A long-lived asset is considered impaired when its anticipated undiscounted cash flow is less than its carrying value. In making this determination, EMCORE uses certain assumptions, including, but not limited to: (a) estimates of the fair market value of these assets, and (b) estimates of future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service that assets will be used in our operations and estimated salvage values. See Footnote 6. Restructuring and Impairment Charges.

     Other Assets. Included in other assets are various deferred costs, related party receivables and an investment. The deferred costs are primarily related to financing costs associated with the May 2001 issuance of $175.0 million convertible subordinated notes due in 2006. These financing costs are being amortized on a straight-line basis over the five-year life of the notes. Total capitalized financing costs, net of amortization, were $3.0 million and $4.4 million at September 30, 2003 and 2002, respectively. Total amortization expense related to these financing costs amounted to approximately $1.0 million, $1.3 million and $0.5 million for the years ended September 30, 2003, 2002 and 2001 respectively. Related party receivables at September 30, 2003 primarily consisted of a $3.4 million loan and accrued interest due from the Chief Executive Officer issued in fiscal 2001. Also included in other assets is a $2.5 million six-year promissory note due from ASI/TSI issued in fiscal 2002.

     Accruals for Liabilities and Warranties. EMCORE may incur costs for which we have not been billed. These costs can include legal and accounting fees, costs pertaining to our self-funded medical insurance, warranty costs and other expenses. EMCORE makes estimates for these costs using historical data or information gained directly from the service providers. Total warranty expense amounted to approximately $2.2 million, $2.3 million and $1.0 million for the years ended September 30, 2003, 2002 and 2001, respectively, of which $1.0 million, $0.7 million and $0.3 million is related to discontinued operations.

     Revenue Recognition. Prior to the divestiture of our MOCVD business, revenue from the systems segment was recognized upon shipment where product has met customer's specifications and when the title and ownership have passed to the customer. EMCORE's billing terms on system sales generally included a holdback of 10-20% on the total purchase price subject to completion of the installation and final acceptance process at the customer's site. Effective October 1, 2000, EMCORE changed its revenue recognition policy to defer this portion of revenue related to installation and final acceptance until such installation and final acceptance has been completed. This change was made in accordance with the implementation of U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). The effect of this change was reported as the cumulative effect of a change in accounting principle in the year ended September 30, 2001. This net effect reflected the deferral as of October 1, 2000 of $3.6 million of revenue and accrued installation expenses previously recognized. EMCORE recognized the revenue included in the cumulative effect adjustment during the year ended September 30, 2001.

Revenue is recognized upon shipment provided we have received a signed purchase order, the price is fixed, the product meets the customers' specifications, title and ownership have transferred to the customer and there is reasonable assurance of collection of the sales proceeds. The majority of our products have shipping terms that are FOB or FCA shipping point. The difference between FOB and FCA is that under FCA terms, the customer designates a shipping carrier of choice to be used. Under both terms, we fulfill the obligation of delivery when the goods are handed over to the carrier at our shipping dock. If inventory is maintained at a consigned location, revenue is recognized when our customer pulls product for its use.

     As a result of the Tecstar acquisition in 2002, EMCORE records revenues from solar panel contracts using the percentage-of-completion method where the elapsed time from award of a contract to completion of performance generally exceeds 6 months. Revenue is recognized in proportion to actual costs incurred compared to total anticipated costs expected to be incurred for each contract. If estimates of costs to complete long-term contracts indicate a loss, a provision is made for the total loss anticipated. EMCORE has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. EMCORE uses all available information in determining estimates of the extent of progress towards completion, contract revenues and contract costs. Estimates are revised as additional information becomes available. During fiscal 2003, EMCORE recorded approximately $0.2 million in anticipated losses on certain long-term contracts.

     Contract revenue represents reimbursement by various U.S. Government entities to aid in the development of new technology. The contract funding may be based on either a cost-plus or a cost-share arrangement. Cost-plus funding is determined based on actual costs plus a set percentage margin. For the cost-share contracts, the actual costs relating to the activities to be performed by us under the contract are divided between the U.S. Government and us based on the terms of the contract. The government's cost share is then paid to us. A contract is considered complete when all significant costs have been incurred, and the research reporting requirements to the customer have been met. The contracts typically require the submission of a written report that documents the results of such research, as well as some material deliverables. The revenue and expense classification for contract activities is based on the nature of the contract. For contracts where we anticipate that funding will exceed direct costs over the life of the contract, funding is reported as contract revenue and all direct costs are reported as costs of contract revenue. For contracts under which we anticipate that direct costs of the activities subject to the contract will exceed amounts to be funded over the life of the contract, costs over and above the funded amount are reported as research and development expenses. Revenues from Government contracts amounted to approximately $5.2 million, $3.3 million and $2.5 million for the years ended September 30, 2003, 2002 and 2001, respectively.

     In rare occurrences, at the customer's written request, EMCORE enters into bill and hold transactions whereby title transfers to the customer, but the product does not ship until a specified later date. EMCORE recognizes revenues associated with the sale of product from bill and hold arrangements when the product is complete, ready to ship, and all bill and hold criteria have been met.

     Research and Development. Research and development costs are charged to expense as incurred.

     Income Taxes. Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and operating losses and tax credit carry forwards. The effect on deferred taxes for a change in tax rates is recognized as income in the period that includes the enactment date. Management provides valuation allowances against the deferred tax asset for amounts which are considered "more likely than not" to not be realized.

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. EMCORE's most significant estimates relate to accounts receivable allowances, inventory valuation reserves, the valuation of goodwill, intangibles and other long-lived assets, warranty accruals and revenue recognition when utilizing the percentage-of-completion method.

     Stock Options. EMCORE accounts for its employee stock option-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized for stock option-based compensation unless the quoted market price of the stock at the grant date is in excess of the amount the employee must pay to acquire the stock. EMCORE has not recognized any stock option-based compensation expense in any of the periods presented. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No.
123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. EMCORE implemented SFAS No. 148 in the quarter ended March 31, 2003.

     The following table illustrates the effect on the net loss and net loss per share if EMCORE had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation:

                                                                    FOR THE YEAR ENDED SEPTEMBER 30 ,
 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                      2003         2002         2001
                                                                      ----         ----         ----
       Net loss..............................................      $(38,525)    $(129,761)   $(12,288)

        Deduct:  Total stock based employee compensation
       expense determined under fair value based methods for
       all awards, net of related tax effects................        (3,339)       (4,998)     (4,358)
                                                                     -------       -------     -------

       Pro forma net loss....................................      $(41,864)     $(134,759)  $(16,646)
                                                                  =====================================

                                                                    FOR THE YEAR ENDED SEPTEMBER 30,

                                                                      2003         2002         2001
                                                                      ----         ----         ----
Reported net loss per basic and diluted share .....................  $(1.04)      $(3.55)      $(0.36)
Pro Forma net loss per basic and diluted share ....................  $(1.13)      $(3.69)      $(0.48)

     The pro forma disclosures shown above were calculated for all options using the Black-Scholes option pricing model with the following assumptions:

                                                                  FOR THE YEAR ENDED SEPTEMBER 30 ,
 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                   2003          2002         2001
                                                                   ----          ----         ----
       Expected dividend yield...............................        0%            0%           0%
       Expected stock price volatility......................       112%          112%         104%
       Risk-free interest rate...............................      2.8%          2.6%         3.9%
       Weighted average expected life (in years).............        5             5             5

     Comprehensive Income. SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the financial statement that is displayed with the same prominence as other financial statements. Comprehensive income consists of net earnings, the net unrealized gains or losses on available for sale marketable securities and foreign currency translation adjustments and is presented in the consolidated statements of shareholders' equity.

     Recent Financial Accounting Pronouncements. In November 2002, the FASB issued Financial Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. FIN 45 also requires enhanced and additional disclosures of guarantees in financial statements for the years ending after December 15, 2002. As discussed in Footnote 9-Commitments and Contingencies, EMCORE has guaranteed a loan associated with its GELcore joint venture.

         In January 2003, the FASB issued Interpretation No. 46 Consolidation of Variable Interest Entities. This interpretation defines when a business must consolidate a variable interest entity. This interpretation applies immediately to variable interest entities created or acquired after January 31, 2003. The Company is not a party to any arrangements with variable interest entities and thus the adoption of this statement did not have a material impact on the Company's consolidated financial statements. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 ("Revised Interpretation") in multiple effective dates based on the nature as well as the creation date of the variable interest entity. The adoption of the Revised Interpretation did not have a material effect on the Company's financial statements.

         In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component,
(3) amends the definition of an underlying to conform it to language used in FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is to be applied prospectively to contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. Adoption of this statement did not have a material impact on the financial position, results of operations, or cash flows of EMCORE.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities, Equity, or Both. This limited scope statement prescribes changes to the classification of mandatorily redeemable preferred stock, preferred securities of subsidiary trusts and the accounting for forward purchase contracts issued by a company in its own stock among other issues. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety and requires all preferred securities of subsidiary trusts to be classified as debt on the consolidated balance sheet and the related dividends as interest expense. The Company adopted the provisions of SFAS No. 150, including the deferral of certain effective dates as a result of the provisions of FASB Staff Position 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150 Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.


NOTE 4.  EARNINGS (LOSS) PER SHARE

        EMCORE accounts for earnings (loss) per share under the provision of SFAS No. 128 Earnings Per Share. Basic earnings (loss) per share is calculated by dividing net earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if EMCORE's outstanding stock options were exercised (calculated using the treasury stock method). The effect of outstanding common stock purchase options and warrants, the convertible preferred stock and the convertible subordinated notes have been excluded from the diluted earnings per share calculation since the effect of such securities is anti-dilutive. The following table lists the number of shares used in the earnings per share calculations.

                                                                       FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                                       -----------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                     2003          2002          2001
                                                                          ----          ----          ----

Net loss.........................................................       (38,525)      (129,761)     (12,288)

         Preferred stock dividends...............................             -              -            -
         Periodic accretion of preferred stock to redemption
         value...................................................             -              -            -
                                                                        ---------------------------------------

Net loss attributable to common shareholders.....................      $(38,525)     $(129,761)    $(12,288)
                                                                       =========     ==========    =========

---------------------------------------------------------------------------------------------------------------
Weighted average of outstanding common shares - basic and
diluted..........................................................        36,999         36,539       34,438
--------------------------------------------------------------------- ------------- -------------- ------------

Net loss per basic and diluted
share....................................................                $(1.04)        $(3.55)      $(0.36)
                                                                       =========     ==========    =========

NOTE 5.  ACQUISITIONS

        In March 2002, EMCORE acquired certain assets of Tecstar for a total cash purchase price, including related acquisitions costs, of approximately $25.1 million. This acquisition vertically integrated all aspects of satellite solar panel construction within EMCORE and enabled EMCORE to further penetrate the satellite communications market. The results of operations from this acquisition have been included in EMCORE's consolidated results of operations from the acquisition closing date. This acquisition is not significant on a pro forma basis and therefore pro forma financial statements are not provided. The purchase price allocation was as follows:

            Property and equipment                     $2,242
            Other assets                                  558
            Intellectual property                       1,900
            Goodwill                                   20,384
                                                       ------
                           Total                      $25,084
                                                      =======


     In January 2003, EMCORE purchased Agere Systems, Inc.'s CATV transmission systems, telecom access and Satcom components business, formerly Ortel Corporation (Ortel) for $26.2 million in cash in order to broaden EMCORE's product portfolio. Ortel designs and manufactures high quality optoelectronic solutions that enable voice, video and data networks.

     The results of operations from this acquisition have been included in EMCORE's consolidated results of operations from the acquisition closing date. The effects of the acquisition have been presented using the purchase method of accounting. The total purchase price of the transaction has been allocated to assets and liabilities based on management's estimate of their fair values. The following represents the allocation of the purchase price over the estimated fair values of the acquired assets and assumed liabilities of Ortel.



           Cash                                                   $  25,000
           Acquisition costs                                          1,200
                                                                  ----------
           Total purchase price                                   $  26,200
                                                                  ==========

           Allocation of purchase price based on fair values:
           Assets acquired:
           Inventories.                                           $   6,473
           Property, plant and equipment                              8,570
           Identifiable intangible assets                             3,275
           Goodwill                                                   9,982
           Less: warranty reserve                                    (2,100)
                                                                  ----------
           Net assets acquired                                    $  26,200
                                                                  ==========

     The following unaudited condensed consolidated pro forma financial data has been prepared to give effect to EMCORE's acquisition of certain assets and liabilities of Ortel. It does not purport to represent what the consolidated results of operations or financial position of EMCORE would actually have been if the acquisition had occurred on the dates referred to below, nor does it purport to project the results of operations or financial position of EMCORE for any future period. The unaudited condensed consolidated pro forma statement of operations data was prepared by combining the operations of EMCORE with the operations of Ortel, giving effect to the acquisition as though it occurred on the first day of the respective fiscal year.

          Condensed Consolidated Pro Forma Statement of Operations Data
                      For the year ended September 30, 2003
                                   (unaudited)

                                                                      EMCORE      Pro Forma
                                                                      ------      ---------

       Revenues ..................................................   $60,284        $70,355
       Net loss ..................................................   (38,525)       (42,997)

       Weighted average basic and diluted shares
       outstanding used in per share calculations ................    36,999         36,999
                        Net loss per basic and diluted share .....    $(1.04)        $(1.16)


          Condensed Consolidated Pro Forma Statement of Operations Data
                      For the year ended September 30, 2002
                                   (unaudited)

                                                                     EMCORE       Pro Forma
                                                                     ------       ---------
       Revenues ..................................................   $51,236       $107,036
       Net loss ..................................................  (129,761)      (162,196)

       Weighted average basic and diluted shares outstanding
       used in per share calculations ............................    36,539        36,539
                            Net loss per basic and diluted share .    $(3.55)      $ (4.44)

The acquisition of certain assets of Alvesta Corporation in December, 2002 for a purchase price of $0.3 million is not significant on a pro forma basis and is therefore not included in the table above.

NOTE 6.   IMPAIRMENTS, RESTRUCTURING AND OTHER CHARGES

     In fiscal 2002, EMCORE recorded pre-tax charges to income totaling $40.7 million, which included impairment and restructuring charges of $31.6 million and other charges of $9.1 million, as described below.

     IMPAIRMENT CHARGES

     In fiscal 2002, we determined certain plant and equipment was impaired and as a result, we recorded impairment charges of $30.8 million. By December 2001, EMCORE completed new facilities in anticipation of expanding market prospects. Business forecasts updated in fiscal 2002 indicated significantly diminished prospects, primarily based on the downturn in the telecommunications industry. As a result of these circumstances, management determined that the long-lived assets should be assessed for impairment. Based on the outcome of this assessment, EMCORE recorded a $23.5 million non-cash asset impairment charge to plant and equipment. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows to be generated by its facilities. The remainder of the impairment charge totaling $7.3 million related to certain manufacturing assets that were disposed of. Such decision was made based upon the downturn in the economic environment that affected certain product lines causing these manufacturing assets to become idle.

     RESTRUCTURING CHARGES

     In fiscal 2002, EMCORE proceeded with a restructuring program, consisting of the realignment of all engineering, manufacturing and sales/marketing operations, as well as workforce reductions. Included in the provision for restructuring and impairment charges were severance and fringe benefit charges of $0.8 million related to employee termination costs for 330 employees.

     OTHER CHARGES

     In fiscal 2002, EMCORE recorded a $7.7 million charge to cost of revenues. Consistent with the downturn in the markets served by EMCORE, management evaluated its inventory levels in light of actual and forecasted revenue. The inventory charge related to reserves for excess inventory that EMCORE believed it was carrying as a result of the market conditions. Included in selling, general, and administrative expense was a $1.4 million charge related to a loss provision for accounts receivable for customers whose current financial condition and payment history indicate payment is doubtful.

NOTE 7.  JOINT VENTURES

     GELCORE

     In January 1999, General Electric Lighting and EMCORE formed GELcore, a joint venture to develop and market HB-LED lighting products. General Electric Lighting and EMCORE have agreed that this joint venture will be the exclusive vehicle for each party's participation in solid-state lighting. Under the terms of the joint venture agreement, EMCORE has a 49% non-controlling interest in the GELcore venture and accounts for this investment using the equity method of accounting. In both fiscal 2003 and 2002, EMCORE contributed approximately $2.0 million to the joint venture. For the years ended September 30, 2003, 2002, and 2001, EMCORE recognized a loss of $1.2 million, $2.7 million and $4.9 million, respectively, related to this joint venture which was recorded as a component of other income and expense. As of September 30, 2003 and 2002, EMCORE's net investment in this joint venture amounted to approximately $9.2 million and $8.5 million, respectively.

     UNIROYAL OPTOELECTRONICS

     In March 1997, EMCORE and a subsidiary of Uniroyal Technology Corporation formed Uniroyal Optoelectronics LLC (UOE), a joint venture, to manufacture, sell and distribute HB-LED wafers and package-ready devices. For the year ended September 30, 2001, EMCORE recognized a loss of $7.4 million related to this joint venture, which was recorded as a component of other income and expense.

     In fiscal 2001, EMCORE recorded a net gain of $10.0 million upon receipt of UTCI common stock in connection with the sale of the UOE joint venture. In fiscal 2002, UTCI and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As a result, EMCORE wrote off its investment in UTCI totaling $14.0 million in fiscal 2002.

NOTE  8.  BALANCE SHEET DATA

o    ACCOUNTS RECEIVABLE, NET
     The components of accounts receivable consisted of the following:

(in thousands)                                       At                    At
                                           September 30, 2003      September 30, 2002
                                         ----------------------- -----------------------

Accounts receivable..................                 $13,128                 $11,218
Accounts receivable - unbilled.......                   2,134                   2,678
                                         ----------------------- -----------------------
                                                       15,262                  13,896

Allowance for doubtful accounts......                  (1,041)                 (1,185)
                                         ----------------------- -----------------------

               Total.................                 $14,221                 $12,711
                                         ======================= =======================



o    INVENTORIES
     The components of inventories consisted of the following:

                          (in thousands)               As of September 30,
                                                  -----------------------------
                                                      2003            2002
                                                  --------------  -------------

              Raw materials...................         $3,520         $6,572
              Work-in-process.................          4,273          4,997
              Finished goods..................          6,170          2,504
                                                  --------------  -------------

                             Total............        $13,963        $14,073
                                                  ==============  =============


o    PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment and their estimated useful lives are summarized below:

    (in thousands)                                              As of September 30,
                                          Estimated        ----------------------------
                                         Useful Lives          2003            2002
                                        ---------------    --------------  -------------
Land.................................         -                   $1,502         $1,502
Building and improvements............    15-40 years              38,980         38,917
Equipment............................     3-5 years               68,064         59,847
Furniture and fixtures...............      5 years                 5,036          3,838
Leasehold improvements...............      5 years                 1,802          1,729
Construction in progress.............         -                    1,928            632
Property and equipment
     under capital lease.............      5 years                   429            429
                                                          --------------  -------------
                                                                 117,741        106,894
Less: accumulated depreciation and
          amortization...............                            (43,019)       (29,633)
                                                           --------------  -------------
                 Total                                           $74,722        $77,261
                                                           ==============  =============

        At September 30, 2003, minimum future lease payments due under the capital leases are as follows:

              (in thousands)
              Period ending:
                       September 30, 2004..............           $58
                       September 30, 2005..............            25
                       September 30, 2006..............            12
                       September 30, 2007..............             8
                       September 30, 2008..............             -
                                                            ----------

              Total minimum lease payments.......                 103

              Less: amount representing interest...                10
                                                            ----------

              Net minimum lease payments.........                  93

              Less:  current portion...................            52
                                                            ----------

              Long-term portion......................             $41
                                                            ==========


               Depreciation expense on owned property and equipment amounted to approximately $16.8 million, $16.3 million and $17.1 million in fiscal 2003, 2002 and 2001, respectively, of which approximately $3.2 million, $3.4 million, and $3.9 related to discontinued operations. Accumulated amortization on assets accounted under capital leases amounted to approximately $0.3 million as of September 30, 2003 and 2002 .


o    INTANGIBLE ASSETS, NET

         Intangible assets include patents and other intellectual property. Patent costs include costs related to obtaining product patents that enhance and maintain EMCORE's intellectual property position. Patent costs are amortized on a straight-line basis over five years or over the remaining life of the patent, whichever is less. Total patent amortization expense amounted to approximately $447,000, $450,000 and $346,000 for the years ended September 30, 2003, 2002, and 2001, respectively. Amortization expense related to discontinued operations was approximately $402,000, $405,000 and $311,000, respectively. In March 2002, in connection with the Tecstar acquisition, EMCORE allocated $1.9 million of the purchase price towards intellectual property. This intellectual property is being amortized on a straight-line basis over five years. In January 2003, in connection with the Ortel acquisition, EMCORE acquired $3.3 million of intellectual property. This intellectual property is being amortized on a straight-line basis over a 5-15 year period. Total intellectual property amortization expense in fiscal 2003 and 2002 approximated $898,000 and $206,000, respectively. There was no intellectual property amortization expense related to discontinued operations.

         The components of intangible assets consisted of the following:

                                    At September 30, 2003                        At September 30, 2002
                                    ---------------------                        ---------------------

(in thousands)                       GROSS      ACCUMULATED      NET      GROSS      ACCUMULATED        NET
                                    ASSETS     AMORTIZATION     ASSETS   ASSETS      AMORTIZATION      ASSETS
                                    --------- ---------------- --------- --------- ----------------- -----------
Patents.............................   $469           $(165)      $304      $268            $(133)        $135
Acquired intellectual property:
         Ortel.....................   3,274            (486)     2,788         -                 -           -
         Tecstar..................    1,900            (586)     1,314     1,900             (206)       1,694
         Alvesta..................      193             (32)       161         -                 -           -
                                    --------- ---------------- --------- --------- ----------------- -----------
                       Total...      $5,836         $(1,269)    $4,567    $2,168            $(339)      $1,829
                                    ========= ================ ========= ========= ================= ===========

         Future estimated amortization expense is as follows:

(in thousands)
Year ending:                                      Amortization
------------                                   ----------------
        September 30, 2004                              $1,155
        September 30, 2005                               1,143
        September 30, 2006                               1,130
        September 30, 2007                                 752
        September 30, 2008                                 159
        Thereafter                                         228
                                               ----------------

    Future estimated amortization expense               $4,567
                                               ================

o    GOODWILL

     The changes in the carrying amount of goodwill for the years ended September 30, 2003 and 2002, are as follows:

                                                            GOODWILL
                                                        ------------------
        Balance as of October 1, 2001                       $   2,687
        Goodwill acquired during the year                      20,384
        Goodwill written off related to sale of
        subsidiary                                             (2,687)
                                                            -----------
        Balance as of September 30, 2002                       20,384
        Goodwill acquired during the year                       9,982
                                                            -----------
        Balance as of September 30, 2003                    $  30,366
                                                            ===========

In March 2002, EMCORE acquired Tecstar and allocated approximately $20.4 million to goodwill. In May 2002, EMCORE wrote-off the goodwill related to the fiscal 2001 acquisition of Analytical Solutions, Inc. and Training Solutions, Inc., (ASI/TSI) as EMCORE sold ASI/TSI back to its original owner. In January 2003, EMCORE purchased Ortel and allocated approximately $10.0 million to goodwill.



o    ACCRUED EXPENSES

     Accrued expenses consisted of the following:

            (in thousands)                        As of September 30,
                                           ----------------------------
                                                  2003         2002
                                              -------------------------

Salary and other compensation costs....           $4,447      $4,097
Interest...............................            3,055       3,281
Warranty...............................            2,440       1,594
Other..................................            3,262       3,068
                                              -------------------------

                            Total......          $13,204     $12,040
                                              =========================

NOTE 9.  DEBT FACILITIES

     CONVERTIBLE SUBORDINATED NOTES

     In May 2001, EMCORE issued $175.0 million aggregate principal amount of its 5% convertible subordinated notes due in May 2006. Net proceeds received by EMCORE, after costs of issuance, were approximately $168.8 million. Interest is payable in arrears semiannually on May 15 and November 15 of each year, which began on November 15, 2001. The notes are convertible into EMCORE common stock at a conversion price of $48.76 per share, subject to certain adjustments, at the option of the holder. The notes may be redeemed at EMCORE's option, on or after May 20, 2004 at specific redemption prices. There are no financial covenants related to these notes. For the years ended September 30, 2003, 2002 and 2001, interest expense relating to the notes approximated $8.3 million, $8.8 million and $3.2 million respectively.

     In May 2002, the Board of Directors authorized EMCORE from time to time to repurchase a portion of the notes in one or more open market transactions, in accordance with certain guidelines. In December 2002, EMCORE purchased, in multiple transactions, $13.2 million principal amount of the notes at prevailing market prices, for an aggregate purchase price of approximately $6.3 million. As a result of the transaction, EMCORE recorded a gain of approximately $6.6 million after netting unamortized debt issuance costs of approximately $0.3 million.

     On January 21, 2004 EMCORE commenced an offer to exchange up to $88,962,500 principal amount of its new 5% Convertible Senior Subordinated Notes due May 15, 2011 and $56,612,500 payable in its common stock, up to a maximum of 10,542,365 shares, for up to all of the $161,750,000 principal amount of its currently outstanding 5% Convertible Subordinated Notes due May 2006. If consummated, the exchange offer will allow the Company to reduce its outstanding indebtedness by up to $72,787,500 and reduce its interest expense through May 15, 2006 by up to $3,639,375 per year. The exchange offer is scheduled to expire on February 18, 2004 at 11:59 p.m., unless extended.


NOTE 10.  COMMITMENTS AND CONTINGENCIES

     EMCORE leases certain land, facilities, and equipment under non-cancelable operating leases. Facility and equipment rent expense under such leases amounted to approximately $2.1 million, $1.1 million and $0.8 million for the years ended September 30, 2003, 2002 and 2001, respectively.

     Future minimum rental payments under EMCORE's non-cancelable operating leases with an initial or remaining term of one year or more as of September 30, 2003 are as follows:

(in thousands)
Period ending:                            Operating
--------------                           ------------
      September 30, 2004..............       $2,069
      September 30, 2005..............        1,759
      September 30, 2006..............        1,483
      September 30, 2007.............         1,237
      September 30, 2008.............         1,024
      Thereafter....................          2,785
                                        ------------

     Total minimum lease payments           $10,357
                                        ============


     Future amounts to be received by EMCORE related to the sublease of certain of the Company's facilities are as follows:


(in thousands)

PERIOD ENDING:                                        Subleases
-----------------------------------------------      ------------
September 30, 2004.......................               $   158
September 30, 2005.......................                   193
September 30, 2006.......................                   136
                                                     -------------
Total sublease income....................               $   487
                                                     =============

     In fiscal 2000, GELcore entered into a Revolving Loan Agreement (the "GELcore Credit Facility") with General Electric Canada, Inc., an affiliate of GE, which is the owner of a 51% controlling share of GELcore. The GELcore Credit Facility provides for borrowings of up to Canadian $7.5 million (U.S. $5.6 million at September 30, 2003) at a rate of interest based on prevailing Canadian interest rates. Amounts outstanding under the GELcore Credit Facility are payable on demand. GELcore's Credit Facility expired in August 2003 however GELcore is in the process of extending this credit facility and expects completion by December 31, 2003. EMCORE has guaranteed 49% (i.e., its proportionate share) of GELcore's obligations under the GELcore Credit Facility. As of September 30, 2003, EMCORE's share of this obligation was $0.7 million. If GELcore's cash generated from operations and cash on hand are not sufficient to repay the amount outstanding under the facility, EMCORE would be required to make the necessary pro rata payment as outlined above. See footnote 7 -- Joint Ventures.

     EMCORE is from time to time involved in litigation incidental to the conduct of its business. Management and its counsel believe that such pending litigation will not have a material adverse effect on EMCORE's results of operations, cash flows or financial condition.


NOTE 11.  INCOME TAXES

The principal differences between the U.S. statutory and effective income tax rates were as follows:

                                                        For the years ended September 30,
                                                        ---------------------------------

                                                      2003           2002            2001
                                                 -------------  -------------   -------------
US statutory income tax benefit rate.........       (34.0)%        (34.0)%         (34.0)%
State rate, net of federal benefit...........        (5.9)%         (5.9)%          (5.9)%
Change in valuation allowance................        39.9%          39.9%           35.0%
Non-deductible amortization..................           -              -             4.8%
Other........................................           -              -             0.1%
                                                 -------------  -------------   -------------
                          Effective tax rate.           -              -               -
                                                 =============  =============   =============


As a result of its losses, EMCORE did not incur any income tax expense during the years ended September 30, 2003, 2002 and 2001. The components of EMCORE's net deferred taxes were as follows:

  (in thousands)                                               For the years ended September 30,
                                                              ---------------------------------
Deferred tax assets:                                               2003          2002
                                                               ------------- --------------
     Federal net operating loss carryforwards.............          $71,723        $41,857
     Research credit carryforwards (state and federal)....            4,124          3,850
     Inventory reserves...................................            1,712          6,401
     Accounts receivable reserves.........................              573          1,138
     Fixed assets.........................................            8,241         11,104
     Accrued warranty reserve.............................              933            725
     State net operating loss carryforwards...............           13,942          8,127
     Investment writedown.................................            4,766          4,766
     Other................................................            1,670          1,621
     Valuation reserve - federal..........................          (96,677)       (61,702)
     Valuation reserve - state............................           (9,409)       (17,429)
                                                               ------------- --------------
               Total deferred tax assets..................            1,598            458

Deferred tax liabilities:
     Fixed assets and intangibles.........................            1,598           (458)
                                                               ------------- --------------
                            Net deferred taxes............     $          -   $          -
                                                               ============= ==============

     EMCORE has established a valuation reserve as it has determined that it is "more likely than not" that the net deferred tax asset is not realizable, based upon EMCORE's past earnings history.

     As of September 30, 2003, EMCORE had net operating loss (NOL) carryforwards for tax purposes of approximately $365.0 million that expire in the years 2004 through 2023. In fiscal 2003, $0.6 million of NOL carryforwards expired and approximately $3.7 million are due to expire in fiscal 2004. As of September 30, 2003, EMCORE had federal research credit carryovers for tax purposes of approximately $1.0 million that expire in the years 2004 through 2023. EMCORE believes that the consummation of certain equity transactions and a significant change in the ownership during fiscal years 1995, 1998 and 1999 have constituted a change in control under Section 382 of the Internal Revenue Code (IRC). Due to the change in control, EMCORE's ability to use its federal NOL carryovers and federal research credit carryovers to offset future income and income taxes, respectively, are subject to annual limitations under IRC Sections 382 and 383.

NOTE 12.  SHAREHOLDERS' EQUITY

Preferred Stock: EMCORE's certificate of incorporation authorizes the Board of Directors to issue up to 5,882,352 shares of preferred stock of EMCORE upon such terms and conditions having such rights, privileges and preferences as the Board of Directors may determine.

Future Issuances: At September 30, 2003, EMCORE has reserved a total of 7,204,440 shares of its common stock for future issuances as follows:

                                                                                 Number of shares
                                                                                 ----------------
For exercise of outstanding warrants to purchase common stock                           31,535
For exercise of outstanding common stock options                                     5,751,066
For future common stock option awards                                                  575,832
For future issuances to employees under the Employee Stock Purchase Plan               846,007
                                                                               --------------------
                                Total reserved                                       7,204,440
                                                                               ====================

NOTE 13.  STOCK OPTIONS AND WARRANTS

     Stock Option Plans. EMCORE maintains two incentive stock option plans: the 2000 Stock Option Plan (2000 Plan) and the 1995 Incentive and Non Statutory Stock Option Plan (1995 Plan and, together with the 2000 Plan, the Option Plans). The 1995 Plan authorizes the grant of options to purchase up to 2,744,118 shares of EMCORE's common stock, and as of September 30, 2003, no options were available for issuance thereunder. The 2000 Plan authorizes the grant of options to purchase up to 4,750,000 shares of EMCORE's common stock, and as of September 30, 2003, 575,832 options were available for issuance thereunder. Certain options under the Option Plans are intended to qualify as incentive stock options pursuant to Section 422A of the Internal Revenue Code.

     During fiscal 2003, 4,181,349 options were granted pursuant to the 2000 Plan at exercise prices ranging from $1.65 to $3.20 per share.

     Stock options generally vest over three to five years and are exercisable over a ten-year period. As of September 30, 2003, 2002 and 2001, options with respect to 3,088,389, 2,493,083 and 1,793,047 were exercisable, respectively.

The following table summarizes the activity under the Option Plans:

                                                                                   Weighted Average
                                                               Shares               Exercise Price
                                                               ------               --------------

    OUTSTANDING AS OF SEPTEMBER 30, 2000                     3,770,676                    13.54
         Granted                                               270,900                    36.87
         Exercised                                            (462,315)                    7.01
         Cancelled                                            (176,530)                   28.85
                                                              ---------                   -----
    OUTSTANDING AS OF SEPTEMBER 30, 2001                     3,402,731                    15.49
         Granted                                             3,156,782                     7.93
         Exercised                                            (133,441)                    7.25
         Cancelled                                          (1,419,484)                   12.52
                                                            -----------                   -----
    OUTSTANDING AS OF SEPTEMBER 30, 2002                     5,006,588                    11.79
         Granted                                             4,181,349                     1.87
         Exercised                                            (156,716)                    3.14
         Cancelled                                          (3,280,155)                   13.28
                                                            -----------                   -----
    OUTSTANDING AS OF SEPTEMBER 30, 2003                     5,751,066                    $3.98
                                                             =========                    =====

At September 30, 2003, stock options outstanding were as follows:

                                       WEIGHTED AVERAGE
                      OPTIONS              REMAINING            EXERCISABLE      WEIGHTED AVERAGE
 EXERCISE PRICES    OUTSTANDING      CONTRACTUAL LIFE (YEARS)     OPTIONS         EXERCISE PRICE
-----------------------------------------------------------------------------------------------------
       < $1             1,920               4.18                    1,920             $0.23
  $1 < to <= $5     4,158,727               7.25                1,798,077              1.72
   $5 < to <= $10   1,330,769               7.55                1,034,742              7.51
       > $10          259,650               6.54                  253,650             22.09
                      -------                                     -------
                    5,751,066                                   3,088,389

     On September 30, 2002, EMCORE offered to all employees holding options with an exercise price of at least $4.00 per share, excluding executive officers, the opportunity to exchange those options for new options to be issued on May 1, 2003. On October 30, 2002, EMCORE accepted all options tendered for exchange and canceled them all. On May 1, 2003, EMCORE issued 2,972,149 new options in exchange for the tendered options. These new options had an exercise price of $1.82, which was the closing price for EMCORE common stock on May 1, 2003. With the exception of the new exercise price, the new options had the same terms as the tendered options.


     Warrants.
     In October 2001, 822,256 warrants issued in connection with EMCORE's October 1996 debt guarantee were exercised at $5.10 per share totaling $4.2 million in proceeds. Set forth below is a summary of EMCORE's outstanding warrants at September 30, 2003:


------------------------ ----------------- --------------- --------------------
    UNDERLYING
     SECURITY              EXERCISE PRICE      WARRANTS         EXPIRATION DATE
------------------------ ----------------- --------------- --------------------
Common Stock (1)              $2.16            14,796      August 21, 2006
------------------------ ----------------- --------------- --------------------
Common Stock (2)           $15.16-31.18        16,739      March 5, 2006 -
                                                           September 1, 2006
------------------------ ----------------- --------------- --------------------

(1) issued in connection with EMCORE's December 1997 acquisition of MicroOptical Devices, Inc.
(2) issued in connection with EMCORE's IP agreement with Sandia Laboratories.


NOTE 14.  RELATED PARTIES

     In January 1999, EMCORE and General Electric Lighting formed GELcore, a joint venture to develop and market HB- LED lighting products. As of September 30, 2003 and 2002, EMCORE had an outstanding receivable balance from GELcore totaling $0.3 million and $0.5 million, respectively.

     From time to time, prior to July 2002, EMCORE has lent money to certain of its executive officers and directors. Pursuant to due authorization from EMCORE's Board of Directors, EMCORE lent $3.0 million to the Chief Executive Officer (CEO) in February 2001. The promissory note matures on February 22, 2006 and bears interest (compounded annually) at a rate of (a) 5.18% per annum through May 23, 2002 and (b) 4.99% from May 24, 2002 through maturity. All interest is payable at maturity. The note is partially secured by a pledge of shares of EMCORE's common stock. Accrued interest at September 30, 2003 totaled $414,000 and is recorded with the loan principal within other assets. During fiscal 2003, the highest amount of the CEO's indebtedness to EMCORE was $3.4 million. In addition, pursuant to due authorization of the Company's Board of Directors, EMCORE lent $85,000 to the Chief Financial Officer (CFO) of EMCORE in December 1995. The promissory note executed by the CFO does not bear interest and provides for offset of the loan via bonuses payable to the CFO over a period of up to 25 years. The balance outstanding on the loan is currently $82,000, and no larger amount has been outstanding since the beginning of fiscal 2003.

NOTE 15.  SEGMENT DATA AND RELATED INFORMATION

        On November 3, 2003, EMCORE sold its TurboDisc systems business to a subsidiary of Veeco Instruments Inc. (Veeco) in a transaction that could be valued at up to $80.0 million. The purchase price was $60.0 million in cash at closing with an additional aggregate maximum payout of $20.0 million over the next two years. EMCORE will receive in cash 50% of all revenues from this business that exceeds $40.0 million in each of the next two years, beginning January 1, 2004. In accordance with the terms of the agreement, EMCORE also received an additional $2.0 million in cash for working capital adjustments and expense reimbursements. This transaction included the assets, products, product warranty liabilities, hardware-related technology and intellectual property used primarily in the operation of this business, including its manufacturing facility located in Somerset, New Jersey. Approximately 150 employees of EMCORE were involved in the TurboDisc business of which approximately 120 became employees of Veeco. The results of operations of the TurboDisc systems business are reported separately as discontinued operations in our consolidated statements of operations. See footnote - 2.

         The capital equipment business enabled the Company to develop the critical materials science expertise that has become the cornerstone of its compound semiconductor based communications products and our sole business focus. EMCORE retained a license to all systems related intellectual property and ownership of all its process and device technology. Moreover, the sale of the TurboDisc business strengthened EMCORE's balance sheet and helped provide the resources necessary to implement its communications strategy.

         Prior to this divestiture, EMCORE had two reportable operating segments: the systems segment and the components and subsystems segment. As a result of this divestiture, EMCORE now has one reportable operating segment, the components and subsystems segment. This segment is comprised of our Fiber Optics, Photovoltaics and Electronic Materials and Devices product lines. EMCORE's Fiber Optics product line supports our CATV, telecommunications, data and storage and Satcom target markets. Specific products for this communications-related product line include optical components and subsystems for CATV and FTTx, VCSEL and PIN photodiodes components, 10G LX4, CX4, TOSA, ROSA packaged parts and modules, and Satcom transmitter and receiver components. EMCORE's Photovoltaic revenues are derived primarily from the sales of solar power conversion products including solar cells, covered interconnect solar cells (CICs) and solar panels. Revenues from the Electronic Materials and Devices product line include wireless products, such as RF materials including HBTs and enhancement-mode pHEMTS, and also MR sensors and process development technology.

                  The table below outlines revenues from EMCORE's different product lines:

------------------------------------------------ ------------ ---------- -------------- ----------- ---------- -----------
(in thousands)

PRODUCT REVENUE                                    FY 2003      % of         FY 2002      % of         FY 2001   % of
FOR THE FISCAL YEARS ENDED SEPTEMBER 30,                       revenue                   revenue                revenue
------------------------------------------------ ------------ ---------- -------------- ----------- ---------- -----------
     Photovoltaics........................          $18,196      30.2%        $23,621       46.1%    $20,206       37.8%
     Fiber Optics...........                         32,658      54.2%          9,077       17.7%     13,606       25.4%
     Electronic Materials and Devices.....            9,430      15.6%         18,538       36.2%     19,661       36.8%
                                                 ------------ ---------- -------------- ----------- ---------- -----------
            Total revenues................          $60,284     100.0%        $51,236      100.0%    $53,473      100.0%
------------------------------------------------ ------------ ---------- -------------- ----------- ---------- -----------

     In January 2003, EMCORE acquired Ortel, which contributed approximately $23.6 million of fiber optic revenues in fiscal year 2003.


CUSTOMERS

        EMCORE works closely with its customers to design and develop process technology and material science expertise for use in production systems for its customers' end-use applications. EMCORE has leveraged its process and materials science knowledge base to manufacture a broad range of compound semiconductor wafers and devices. During fiscal 2003 Motorola Inc. accounted for 13.6% of total revenue. In fiscal 2002, revenues from Motorola Inc., Boeing, and Loral Space Systems represented 22.0%, 14.9%, and 13.7% of EMCORE's total revenue, respectively. In fiscal 2001, revenues from Loral Space Systems, Motorola Inc., and Agilent Technologies represented 27.9%, 18.5%, and 10.9% of EMCORE's total revenue, respectively.

         Historically, EMCORE has received most payments for products and services in U.S. dollars, and therefore, EMCORE does not anticipate that fluctuations in any currency will have a material effect on its financial condition or results of operations. The following chart contains a breakdown of EMCORE's consolidated revenues by geographic region:

                                           For the fiscal years ended September 30,
------------------------------------------------------------------------------------------------------------
        Region                       2003                        2002                       2001
------------------------------------------------------------------------------------------------------------
(in thousands)             Revenue  % of revenue        Revenue  % of revenue       Revenue  % of revenue
                           -------  ------------        -------  ------------       -------  ------------

  United States...         $44,136       73.2%          $42,983      83.9%          $41,765      78.1%
  Asia..............         9,018       15.0%            3,638       7.1%            6,295      11.8%
  Europe...........          7,130       11.8%            4,615       9.0%            5,413      10.1%
--------------------- ------------- ---------------- ----------- --------------- ----------- ---------------
          TOTAL...         $60,284       100%           $51,236       100%          $53,473       100%
                           =======       ====           =======       ====          =======       ====


        Sales to the United States include sales to Canada and South America which have not, historically, been material.

..
NOTE 16.  EMPLOYEE BENEFITS

     EMCORE has a savings plan (Savings Plan) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. All employer contributions are made in EMCORE's common stock. For the years ended September 30, 2003, 2002 and 2001, EMCORE contributed approximately $701,000, $714,000 and $830,000, respectively, in common stock, to the Savings Plan.

     EMCORE adopted an Employee Stock Purchase Plan (Purchase Plan) in fiscal 2000. The Purchase Plan provides employees of EMCORE with an opportunity to purchase common stock through payroll deductions. The purchase price is set at 85% of the lower of the fair market value of common stock at the beginning of the participation period, the first Trading Day on or after January 1st, or at the end of the participation period, the last Trading Day on or before December 31st of such year. Contributions are limited to 10% of an employee's compensation. The participation periods have a 12-month duration, with new participation periods beginning in January of each year. The Board of Directors has reserved 1,000,000 shares of common stock for issuance under the Purchase Plan. In January 2003, 89,180 shares of common stock were purchased under the fiscal 2002 Purchase Plan. In January 2002, 48,279 shares of common stock were purchased under the fiscal 2001 Purchase Plan. In January 2001, 16,534 shares of common stock were purchased under the fiscal 2000 Purchase Plan.

NOTE 17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                            DEC. 31,    MAR. 31,    JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,
                                            2001        2002        2002       2002        2002       2003       2003        2003
                                          --------    --------    --------   ---------   --------   --------   --------    ---------
                                                                                      (as restated
                                                                                       see note 19)
Revenue ................................ $  8,663    $ 18,557    $ 10,131    $ 13,885    $  9,382   $ 16,864   $ 16,986    $ 17,052
Cost of revenue ........................   11,086      25,279      10,734      15,286      12,007     17,705     16,361      15,886
                                         --------    --------    --------    --------    --------   --------   --------    --------
           Gross profit (loss) .........   (2,423)     (6,722)       (603)     (1,401)     (2,625)      (841)       625       1,166

Operating expenses:
     Selling, general & administrative .    2,925       4,107       4,399       4,228       3,974      5,499      5,979       6,185
     Research and development ..........    9,279       8,579       8,086       4,636       2,449      4,212      4,283       6,058
     Impairment and restructuring ......        -      31,267           -         369           -          -          -           -
                                         --------    --------    --------    --------    --------   --------   --------    --------
          Total operating expenses .....   12,204      43,953      12,485       9,233       6,423      9,711     10,262      12,243
                                         --------    --------    --------    --------    --------   --------   --------    --------

           Operating loss ..............  (14,627)    (50,675)    (13,088)    (10,634)     (9,048)   (10,552)    (9,637)    (11,077)

Interest expense (income), net .........      966       1,566       1,797       1,742       1,786      1,746      1,827       1,920
Gain from debt extinguishment ..........        -           -           -           -      (6,614)         -          -           -
Other (income) expense .................   13,262           -           -       1,126           -          -          -           -
Equity in net loss of unconsolidated
   affiliates ..........................      377         851         769         709         571        731         33        (107)
                                         --------    --------    --------    --------    --------   --------   --------    --------
         Total other expenses (income) .   14,605       2,417       2,566       3,577      (4,257)     2,477      1,860       1,813
                                         --------    --------    --------    --------    --------   --------   --------    --------
         Loss from continuing operations  (29,232)    (53,092)    (15,654)    (14,211)     (4,791)   (13,029)   (11,497)    (12,890)

        (Loss) income from discontinued
           operations ..................   (1,735)    (15,618)       (269)         50       1,894        488      2,265        (965)
                                         --------    --------    --------    --------    --------   --------   --------    --------
           Net loss .................... $(30,967)   $(68,710)   $(15,923)   $(14,161)   $ (2,897)  $(12,541)  $ (9,232)   $(13,855)
                                         ========    ========    ========    ========    ========   ========   ========    ========

NOTE 18.  SUBSEQUENT EVENTS

ACQUISITION

     On October 9, 2003, EMCORE acquired Molex Inc.'s 10G Ethernet transceiver business (Molex) for an initial $1.0 million in cash. In accordance with the agreement, EMCORE will pay an additional $1.5 million in progress payments, of which $0.1 million was paid in the first quarter of fiscal 2004. The remaining progress payments are expected to be paid during the balance of fiscal 2004. This transaction included assets, products and intellectual property including several Molex product designers. Molex specializes in coarse-wavelength-division-multiplexing (CWDM) products. The newly formed design center in Downers Grove, IL designs and manufactures serial 10 Gb/s and CWDM optical transceivers for the growing 10G Ethernet market.

DEBT EXCHANGE OFFERING

     On January 21, 2004 EMCORE commenced an offer to exchange up to $88,962,500 principal amount of its new 5% Convertible Senior Subordinated Notes due May 15, 2011 and $56,612,500 payable in its common stock, up to a maximum of 10,542,365 shares, for up to all of the $161,750,000 principal amount of its currently outstanding 5% Convertible Subordinated Notes due May 2006. If consummated, the exchange offer will allow the Company to reduce its outstanding indebtedness by up to $72,787,500 and reduce its interest expense through May 15, 2006 by up to $3,639,375 per year. The exchange offer is scheduled to expire on February 18, 2004 at 11:59 p.m., unless extended.

NOTE 19. RESTATEMENT OF STATEMENT OF OPERATIONS

     Subsequent to the issuance of its consolidated financial statements for the year ended September 30 2003, the Company, after consultation with its auditors, determined that the gain from debt extinguishment should have been classified in other expenses (income) rather than operating expenses in its consolidated statements of operations.

     As a result, operating loss for the year ended September 30, 2003 has been increased by $6.6 million from the amount previously reported with a corresponding decrease in other expenses (income). Such restatement does not change our balance sheet or statement of cash flows and has no effect on the previously reported net loss, earnings per share or net worth.

                                                                     SCHEDULE II
SECTION 15(a)(2)


                                       EMCORE CORPORATION
                         VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                      FOR THE YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001


                                                               ADDITIONS
                                                BALANCE AT     CHARGED TO                       BALANCE AT
                                                BEGINNING      COSTS AND       WRITE-OFFS         END OF
                                                OF PERIOD       EXPENSES      (DEDUCTIONS)        PERIOD
                                               -----------    ------------   --------------    -------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
-------------------------------
  For the year ended September 30, 2003         $1,185,000      $  443,000      $(587,000)      $1,041,000
  For the year ended September 30, 2002         $  269,000      $1,589,000      $(673,000)      $1,185,000
  For the year ended September 30, 2001         $   69,000      $  203,000      $  (3,000)      $  269,000